Execution Version

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of March 15, 2012,
Among
CHASE ACQUISITION I, INC.;
RBS GLOBAL, INC. and
REXNORD LLC,
as Borrowers;
THE LENDERS PARTY HERETO,
CREDIT SUISSE AG,
as Administrative Agent,
_________________
CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
GOLDMAN SACHS LENDING PARTNERS LLP, BMO CAPITAL MARKETS CORP.,
SUMITOMO MITSUI BANKING CORPORATION, and BARCLAYS CAPITAL,
as Joint Lead Arrangers and Joint Bookrunners,
DEUTSCHE BANK SECURITIES INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
GOLDMAN SACHS LENDING PARTNERS LLP and BARCLAYS CAPITAL,
as Co-Syndication Agents,
and
BMO CAPITAL MARKETS CORP. and SUMITOMO MITSUI BANKING CORPORATION
as Co-Documentation Agents

TABLE OF CONTENTS
Page

ARTICLE I Definitions	1

Section 1.01	Defined Terms 1

Section 1.02	Terms Generally 56

Section 1.03	Exchange Rates; Currency Equivalents 57

ARTICLE II The Credits	57

Section 2.01	Commitments 57

Section 2.02	Loans and Borrowings 58

Section 2.03	Requests for Borrowings 59

Section 2.04	Swingline Loans 60

Section 2.05	Letters of Credit 61

Section 2.06	Funding of Borrowings 67

Section 2.07	Interest Elections 68

Section 2.08	Termination and Reduction of Commitments 69

Section 2.09	Repayment of Loans; Evidence of Debt 70

Section 2.10	Repayment of Term Loans and Revolving Facility Loans 70

Section 2.11	Prepayment of Loans 72

Section 2.12	Fees 73

Section 2.13	Interest 75

Section 2.14	Alternate Rate of Interest 75

Section 2.15	Increased Costs 76

Section 2.16	Break Funding Payments 77

Section 2.17	Taxes 78

Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set‑offs 80

Section 2.19	Mitigation Obligations; Replacement of Lenders 82

Section 2.20	Illegality 83

Section 2.21	Incremental Commitments 83

Section 2.22	Defaulting Lender 91

ARTICLE III Representations and Warranties	93

Section 3.01	Organization; Powers 93

Section 3.02	Authorization 94

Section 3.03	Enforceability 94

Section 3.04	Governmental Approvals 94

Section 3.05	Financial Statements 95

Section 3.06	No Material Adverse Effect 95

Section 3.07	Title to Properties; Possession Under Leases 95

Section 3.08	Subsidiaries 96

Section 3.09	Litigation; Compliance with Laws 96

Section 3.10	Federal Reserve Regulations 97

Section 3.11	Investment Company Act 97

Section 3.12	Use of Proceeds 97

Section 3.13	Tax Returns 97

Section 3.14	No Material Misstatements 98

Section 3.15	Employee Benefit Plans 98

Section 3.16	Environmental Matters 99

Section 3.17	Security Documents 99

Section 3.18	Location of Real Property and Leased Premises 101

Section 3.19	Solvency 101

Section 3.20	Labor Matters 101

Section 3.21	Insurance 102

Section 3.22	No Default 102

Section 3.23	Intellectual Property; Licenses, Etc. 102

Section 3.24	Senior Debt 102

ARTICLE IV Conditions of Lending	103

Section 4.01	All Credit Events 103

Section 4.02	First Credit Event 103

ARTICLE V Affirmative Covenants	105

Section 5.01	Existence; Business and Properties 106

Section 5.02	Insurance 106

Section 5.03	Taxes 107

Section 5.04	Financial Statements, Reports, etc. 108

Section 5.05	Litigation and Other Notices 110

Section 5.06	Compliance with Laws 110

Section 5.07	Maintaining Records; Access to Properties and Inspections 111

Section 5.08	Use of Proceeds 111

Section 5.09	Compliance with Environmental Laws 111

Section 5.10	Further Assurances; Additional Security 111

Section 5.11	Rating 114

Section 5.12	Approval and Authorization; Real Estate Matters 114

ARTICLE VI Negative Covenants	115

Section 6.01	Indebtedness 116

Section 6.02	Liens 120

Section 6.03	Sale and Lease-Back Transactions 124

Section 6.04	Investments, Loans and Advances 124

Section 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions 128

Section 6.06	Dividends and Distributions 131

Section 6.07	Transactions with Affiliates 133

Section 6.08	Business of the Borrowers and the Subsidiaries 136

Section 6.09	Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc. 136

Section 6.10	[Reserved] 138

Section 6.11	Total Senior Secured Bank Leverage Ratio 138

Section 6.12	Swap Agreements 138

Section 6.13	No Other “Designated Senior Debt” 139

Section 6.14	Fiscal Year; Accounting 139

ARTICLE VIA Holdings Negative Covenants	139

ARTICLE VII Events of Default	139

Section 7.01	Events of Default 139

Section 7.02	Exclusion of Immaterial Subsidiaries 143

Section 7.03	Right to Cure 143

ARTICLE VIII The Agents	144

Section 8.01	Appointment 144

Section 8.02	Delegation of Duties 145

Section 8.03	Exculpatory Provisions 146

Section 8.04	Reliance by Administrative Agent 147

Section 8.05	Notice of Default 147

Section 8.06	Non-Reliance on Agents and Other Lenders 148

Section 8.07	Indemnification 148

Section 8.08	Agent in Its Individual Capacity 149

Section 8.09	Successor Administrative Agent 149

Section 8.10	Arrangers 150

Section 8.11	Certain German Matters 150

Section 8.12	Parallel Debt (the Netherlands) 150

Section 8.13	German Parallel Debt (Germany) 151

ARTICLE IX Miscellaneous	152

Section 9.01	Notices; Communications 152

Section 9.02	Survival of Agreement 153

Section 9.03	Binding Effect 153

Section 9.04	Successors and Assigns 154

Section 9.05	Expenses; Indemnity 159

Section 9.06	Right of Set-off 161

Section 9.07	Applicable Law 162

Section 9.08	Waivers; Amendment 162

Section 9.09	Interest Rate Limitation 164

Section 9.10	No Liability of the Issuing Bank 164

Section 9.11	Entire Agreement 165

Section 9.12	WAIVER OF JURY TRIAL 165

Section 9.13	Severability 165

Section 9.14	Counterparts 165

Section 9.15	Headings 165

Section 9.16	Jurisdiction; Consent to Service of Process 166

Section 9.17	Confidentiality 166

Section 9.18	Platform; Borrowers Materials 167

Section 9.19	Release of Liens and Guarantees 167

Section 9.20	Judgment Currency 168

Section 9.21	USA PATRIOT Act Notice 168

Section 9.22	Affiliate Lenders. 168

Section 9.23	Effect of Restatement 169

Exhibits and Schedules
Exhibit A    Form of Assignment and Acceptance
Exhibit B    Form of Administrative Questionnaire
Exhibit C    [Reserved]
Exhibit D-1    Form of Borrowing Request
Exhibit D-2    Form of Swingline Borrowing Request
Exhibit E    Form of Interest Election Request
Exhibit F    Form of Collateral Agreement
Exhibit G-1    Form of First Lien Intercreditor Agreement
Exhibit G-2    Form of Second Lien Intercreditor Agreement
Exhibit H    Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit I    Form of Mortgage

Schedule 1.01A    Certain U.S. Subsidiaries
Schedule 1.01B    Mortgaged Properties
Schedule 1.01C    Immaterial Subsidiaries
Schedule 1.01D    Restructuring Transactions
Schedule 1.01E    Foreign Pledge Agreements and Related Opinions
Schedule 2.01    Commitments
Schedule 2.21(b)    Form of CAM Provisions
Schedule 3.01    Organization and Good Standing
Schedule 3.04    Governmental Approvals
Schedule 3.07(b)    Possession under Leases
Schedule 3.07(c)    Intellectual Property
Schedule 3.08(a)    Subsidiaries
Schedule 3.08(b)    Subscriptions
Schedule 3.13    Taxes
Schedule 3.21    Insurance
Schedule 3.23    Intellectual Property
Schedule 5.10    Post-Closing Items
Schedule 6.01    Indebtedness
Schedule 6.02(a)    Liens
Schedule 6.04    Investments
Schedule 6.07    Transactions with Affiliates
Schedule 9.01    Notice Information

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 15, 2012 (this “Agreement”), among CHASE ACQUISITION I, INC., a Delaware corporation (“Holdings”), RBS GLOBAL, INC., a Delaware corporation (“RBS Global”), REXNORD LLC, a Delaware limited liability company (f/k/a Rexnord Corporation) (“Rexnord” and, together with RBS Global, the “Borrowers”), the LENDERS party hereto from time to time and CREDIT SUISSE AG (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
WHEREAS, Holdings and the Borrowers are party to that certain Amended and Restated Credit Agreement dated as of October 5, 2009 (as amended prior to the date hereof, the “First Restated Credit Agreement”), among Holdings, the Borrowers, the several lenders party thereto from time to time, Credit Suisse, Cayman Islands Branch, as administrative agent, under which the Original Tranche B-1 Term B Loans in an original aggregate principal amount of $610.0 million and the Original Tranche B-2 Term B Loans in an original aggregate principal amount of $200.0 million were existing immediately prior to the date hereof, and pursuant to which the Revolving Facility Lenders agreed to extend credit in the form of Revolving Facility Loans and Letters of Credit to the Borrowers at any time and from time to time prior to the Original Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding originally not in excess of $150.0 million;
WHEREAS, the First Restated Credit Agreement amended and restated that certain Credit Agreement dated as of July 21, 2006 among Holdings, the Borrowers, the several lenders party thereto from time to time, and Credit Suisse, Cayman Islands Branch, as successor administrative agent;
WHEREAS, the parties hereto have agreed to amend and restate the First Restated Credit Agreement as provided in this Agreement; and
WHEREAS, on the Second Restatement Effective Date, (i) the Term B Lenders will make Term B Loans to the Borrowers in an original aggregate principal amount of $950 million to finance the repayment of the Original Tranche B-1 Term B Loans and the Original Tranche B-2 Term B Loans and (ii) the Revolving Facility Lenders will extend credit in the form of Revolving Facility Loans and Letters of Credit to the Borrowers at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $180.0 million.
NOW, THEREFORE, subject to the conditions set forth herein, the First Restated Credit Agreement shall be and hereby is, amended and restated in its entirety as follows:
Article I

Definitions
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.
“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.
“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).
“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a)  the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.
“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Affiliate Lender” shall have the meaning assigned to such term in Section 9.22(a).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“All-in Yield” shall mean, as to any Indebtedness, the yield thereon as reasonably determined by the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Indebtedness); and provided further that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers for such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders.
“Alternate Currency” shall mean, with respect to any Letter of Credit, Canadian Dollars, Australian Dollars, Pounds Sterling, Brazilian Real, Mexican Pesos, Chinese Renmimbi, Indian Rupees, Czech Kroners, Chilean Pesos and Euros and any other currency other than Dollars as may be acceptable to the Administrative Agent and the Issuing Bank with respect thereto in their sole discretion.
“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.
“Applicable Commitment Fee” shall mean for any period prior to the first Adjustment Date occurring after an initial public offering of the Equity Interests of Holdings (or any direct or indirect parent of Holdings), 0.50% and thereafter, the Applicable Commitment Fee as determined pursuant to the Pricing Grid or, with respect to the Other Revolving Facility Commitments, Replacement Revolving Facility Commitment, or Incremental Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Incremental Assumption Agreement.
“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 4.00% per annum in the case of any Eurocurrency Loan and 3.00% per annum in the case of any ABR Loan, (ii) with respect to any Revolving Facility Loan for any period prior to the first Adjustment Date occurring after an initial public offering of the Equity Interests of Holdings (or any direct or indirect parent of Holdings), 4.00% per annum in the case of any Eurocurrency Loan and 3.00% per annum in the case of any ABR Loan, and thereafter, the applicable rate determined pursuant to the Pricing Grid, (iii) with respect to any Other Incremental Term Loan or Other Incremental Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto, and (iv) with respect to any Refinancing Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.
“Applicable Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.
“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).
“Arrangers” shall mean Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.
“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of Holdings, the Borrowers or any Subsidiary.
“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrowers (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.
“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Second Restatement Effective Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.
“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time; provided, that with respect to any Swingline Lender, the Available Unused Commitment at any time shall be reduced by the principal amount of any Swingline Loans made by such Lender outstanding at such time.
“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of the term “Cumulative Credit”.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower Notice” shall have the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.
“Borrowers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean $5.0 million, except in the case of Swingline Loans, where it shall mean $1.0 million.
“Borrowing Multiple” shall mean $250,000.
“Borrowing Request” shall mean a request by the applicable Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D 1.
“Budget” shall have the meaning assigned to such term in Section 5.04(e).
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.
“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for Holdings, the Borrowers and the Subsidiaries shall not include:
(a)    expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date or funds that would have constituted any Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (a)),
(b)    expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrowers and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),
(c)    interest capitalized during such period,
(d)    expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrowers or any Subsidiary thereof) and for which none of Holdings, the Borrowers or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),
(e)    the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,
(f)    the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,
(g)    Investments in respect of a Permitted Business Acquisition, and
(h)    the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Interest Expense” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrowers or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Borrowers and their Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Permitted Receivables Financing or any amendment of this Agreement.
“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.
“CFC Holding Company” shall mean any Subsidiary of the Borrowers that owns one or more CFCs, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. Federal income tax purposes, and such Subsidiary and all such entities have no material assets (excluding equity interests in each other) other than equity interests of such CFCs.
A “Change in Control” shall be deemed to occur if:
(a)    at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrowers, (ii) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the board of directors of Holdings or a Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under the Senior Unsecured Notes Indenture, Senior Subordinated Notes Indenture, any Permitted Ratio Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Stock;
(b)    at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or
(c)    at any time after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Second Restatement Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Second Restatement Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Second Restatement Effective Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term B Loans, Refinancing Term Loans, Other Incremental Term Loans, Revolving Facility Loans, Other Revolving Loans or Other Incremental Revolving Loans and (b) when used in respect of any Commitment, whether such Commitment is a Revolving Facility Commitment, a Replacement Revolving Facility Commitment, an Other Revolving Facility Commitment, an Other Incremental Revolving Loan Commitment, or an Incremental Term Loan Commitment.
“Closing Date” shall mean July 21, 2006.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Documents.
“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Lenders.
“Collateral Agreement” shall mean the Second Amended and Restated Guarantee and Collateral Agreement, as further amended, supplemented or otherwise modified from time to time, in the form of Exhibit F, among Holdings, the Borrowers, each Subsidiary Loan Party and the Collateral Agent.
“Collateral and Guarantee Requirement” shall mean the requirement that:
(a)    (i) on the Second Restatement Effective Date, the Collateral Agent shall have received from Holdings, the Borrowers and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person; and (ii) within 15 days after the Second Restatement Effective Date (or such later date as the Collateral Agent may agree), the Collateral Agent shall have received a counterpart to each document listed on Schedule 1.01E duly executed and delivered on behalf of each party thereto;
(b)    on the Second Restatement Effective Date, all outstanding Equity Interests of the Borrowers and all other outstanding Equity Interests in each case directly owned by the Loan Parties (other than Equity Interests in the Subsidiaries listed on Schedule 1.01A), and all Indebtedness owing to any Loan Party shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests (other than (i) Equity Interests issued by Foreign Subsidiaries organized under the laws of a jurisdiction where receipt of such certificates or other instruments is not required for perfection of security interests in such Equity Interests and (ii) Equity Interests issued by a Foreign Subsidiary organized under the laws of an Excluded Jurisdiction) and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank, provided that in no event shall (x) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary or any CFC Holding Company be pledged to secure the Obligations or (y) any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party be pledged to secure the Obligations.
(c)    in the case of any person that (i) becomes a Subsidiary Loan Party after the Second Restatement Effective Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party (ii) becomes a “first tier” Foreign Subsidiary directly owned by Holdings, the Borrowers or a Subsidiary Loan Party after the Second Restatement Effective Date, the Collateral Agent shall have received a duly executed and delivered Foreign Pledge Agreement (or supplement to an existing Foreign Pledge Agreement) if the Collateral Agent determines, based on the advice of counsel, such action to be necessary (or, subject to Section 5.10(g)(vi), advisable) in connection with the pledge of Equity Interests or Indebtedness of a such Foreign Subsidiary (other than a pledge of Equity Interests of any Foreign Subsidiary that is organized under the laws of an Excluded Jurisdiction);
(d)    after the Second Restatement Effective Date, (i) all the outstanding Equity Interests (A) of any person that becomes a Subsidiary Loan Party after the Second Restatement Effective Date and (B) subject to Section 5.10(g) all the Equity Interests that are directly acquired by a Loan Party after the Second Restatement Effective Date (including, without limitation, the Equity Interests of any Special Purpose Receivables Subsidiary established after the Second Restatement Effective Date), shall have been pledged pursuant to the Collateral Agreement; provided that in no event shall (x) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary or any CFC Holding Company be pledged to secure the Obligations or (y) any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party be pledged to secure the Obligations, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (other than (i) Equity Interests issued by Foreign Subsidiaries organized under the laws of a jurisdiction where receipt of such certificates or other instruments is not required for perfection of security interests in such Equity Interests and (ii) Equity Interests issued by a Foreign Subsidiary organized under the laws of an Excluded Jurisdiction);
(e)    except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;
(f)    the Collateral Agent shall have received (i) counterparts of each Mortgage or amendments to each Mortgage to which a Loan Party is then party, as may be required by the Collateral Agent, to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01B duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage, amended Mortgage or Mortgaged Property;
(g)    the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance with respect to properties located in the United States and to the extent available on commercially reasonable terms with respect to properties located outside of the United States, or a date-down and modification endorsement, if available, paid for by the Borrowers, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, in an amount reasonably acceptable to the Collateral Agent with respect to such Mortgaged Property together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, and with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent, as the Collateral Agent may reasonably request with respect to properties located in the United States and to the extent available on commercially reasonable terms with respect to properties located outside of the United States, (ii) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States and to the extent available on commercially reasonable terms with respect to properties located outside of the United States, which is complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent;
(h)    evidence of the insurance required by the terms of the Mortgages;
(i)    except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder;
(j)    after the Second Restatement Effective Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10; and
(k)    no later than three Business Days prior to the Second Restatement Effective Date, for each Mortgaged Property, the Collateral Agent shall have received in order to comply with the Flood Laws, the following documents (the “Pre-Close Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”); (B) if the improvement(s) to the Mortgaged Property is located in a special flood hazard area, a notification to the Borrowers (“Borrower Notice”) and (if applicable) notification to the borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP; and (C) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”).
“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).
“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment (including any Incremental Revolving Facility Commitment, Replacement Revolving Facility Commitment, and Other Revolving Facility Commitment), Term B Loan Commitment, Incremental Term Loan Commitment, and (b) with respect to any Swingline Lender, its Swingline Commitment.
“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrowers and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,
(i)    any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, and fees, expenses or charges related to any offering of Equity Interests, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded,
(ii)    any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,
(iii)    any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Boards of Directors of the Borrowers) shall be excluded,
(iv)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,
(v)    (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A),
(vi)    Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(vii)    any increase in amortization or depreciation or any non-cash charges or increases or reductions in Net Income resulting from purchase accounting in connection with any acquisition that is consummated on or after the Closing Date shall be excluded,
(viii)    any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles and other fair value adjustments arising pursuant to No. 141, shall be excluded,
(ix)    any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded,
(x)    accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,
(xi)    non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded,
(xii)    any gain, loss, income, expense or charge resulting from the application of LIFO shall be excluded, and
(xiii)    non-cash charges for deferred tax asset valuation allowances shall be excluded.
“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrowers and the consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrowers as of such date.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Corresponding Debt” shall have the meaning assigned to such term in Section 8.12(b).
“Credit Event” shall have the meaning assigned to such term in Article IV.
“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    $50.0 million, plus:
(b)    the Cumulative Retained Excess Cash Flow Amount at such time, plus
(c)    the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x), (y) or (z) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus
(d)    the cumulative amount of proceeds (including cash and the fair market value of property other than cash) from the sale of Equity Interests of Holdings or any parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrowers and common Equity Interests of the Borrowers issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrowers or any Subsidiary owed to a person other than the Borrowers or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (d) shall exclude Permitted Cure Securities and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b), plus
(e)    100% of the aggregate amount of contributions to the common capital of the Borrowers received in cash (and the fair market value of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above); provided, that the Borrowers and their Subsidiaries shall be in Pro Forma Compliance, plus
(f)    the principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrowers or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Holdings or any parent of Holdings, plus
(g)    100% of the aggregate amount received by the Borrowers or any Subsidiary in cash (and the fair market value of property other than cash received by the Borrowers or any Subsidiary) after the Closing Date from:
(A)    the sale (other than to the Borrowers or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or
(B)    any dividend or other distribution by an Unrestricted Subsidiary, plus
(h)    in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrowers or any Subsidiary, the fair market value of the Investments of Holdings, the Borrowers or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus
(i)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrowers or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j), minus
(j)    any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) after the Closing Date prior to such time, minus
(k)    any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after the Closing Date prior to such time, minus
(l)    the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(e) prior to such time, minus
(m)    payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (d) above);
provided, however, for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (j) and (k) above.
“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, which shall not be not less than zero in the aggregate, determined on a cumulative basis equal to:
(a)    the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date, plus
(b)    for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus
(c)    the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.
“Cure Amount” shall have the meaning assigned to such term in Section 7.03(b).
“Cure Right” shall have the meaning assigned to such term in Section 7.03(b).
“Current Assets” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).
“Current Liabilities” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (e) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Debt Service” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.
“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrowers or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrowers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that, with respect to clause (d) above, Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests as a result of the subsequent extension of the Latest Maturity Date.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
“EBITDA” shall mean, with respect to Borrowers and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrowers and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):
(i)    provision for Taxes based on income, profits or capital of the Borrowers and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes,
(ii)    Interest Expense of the Borrowers and the Subsidiaries for such period (net of interest income of the Borrowers and their Subsidiaries for such period),
(iii)    depreciation and amortization expenses of the Borrowers and the Subsidiaries for such period,
(iv)    business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, severance, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, the Borrowers shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge,
(v)    any other non-cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,
(vi)    the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement, and minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrowers and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Engagement Letter” shall mean that certain engagement letter dated February 24, 2012 by and among Rexnord LLC, RBS Global, Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc, including any joinder thereto.
“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).
“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrowers or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrowers, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, the Borrowers, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Borrowers, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
“Euro” or “€” shall mean the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.
“Euro Borrower” shall have the meaning assigned to such term in Section 2.21(b).
“Euro Incremental Facility” have the meaning assigned to such term in Section 2.21(b).
“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.
“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.
“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Evidence of Flood Insurance” shall have the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.
“Excess Cash Flow” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrowers and their Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,
(a)    Debt Service for such Applicable Period,
(b)    the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Loans, which shall be the subject of Section 2.11(c)), so long as the amount of such prepayment is not already reflected in Debt Service,
(c)    (i) Capital Expenditures by the Borrowers and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital,
(d)    Capital Expenditures that the Borrowers or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period; provided, that (i) Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrowers and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,
(e)    Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,
(f)    an amount equal to any increase in Working Capital of the Borrowers and their Subsidiaries for such Applicable Period,
(g)    cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,
(h)    permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Borrowers during such Applicable Period and permitted dividends paid by any Subsidiary to any person other than Holdings, the Borrowers or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e)),
(i)    amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrowers and their Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,
(j)    to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and
(k)    the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrowers and their Subsidiaries or did not represent cash received by the Borrowers and their Subsidiaries, in each case on a consolidated basis during such Applicable Period, plus, without duplication,
(a)    an amount equal to any decrease in Working Capital for such Applicable Period,
(b)    all amounts referred to in clauses (b), (c) and (d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,
(c)    to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Applicable Period of the Borrowers specified in the certificate of the Borrowers provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in such following Applicable Period,
(d)    cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,
(e)    any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),
(f)    to the extent deducted in the computation of EBITDA, cash interest income, and
(g)    the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrowers or any Subsidiary or (ii) such items do not represent cash paid by the Borrowers or any Subsidiary, in each case on a consolidated basis during such Applicable Period.
“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the Fiscal Year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.
“Excess Cash Flow Period” shall mean each fiscal year of the Borrowers, commencing with the fiscal year of the Borrowers ending on March 31, 2008.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(y) and other than Refinancing Term Loans).
“Excluded Jurisdictions” shall mean Hong Kong, Ireland, Luxembourg, Korea, Argentina, South Africa, France, Philippines, Finland, Barbados, People’s Republic of China, Mexico, Sweden, Japan, Switzerland, Singapore, Australia, Malaysia and Thailand.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state or locality thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender making a Loan to any Borrower, any withholding tax (including any backup withholding tax) imposed by the United States (or the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its applicable lending office is located or any other jurisdiction as a result of such Lender engaging in a trade or business in such jurisdiction for tax purposes) that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to such Borrower (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) with respect to such Loan.
“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).
“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).
“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).
“Extension” shall have the meaning assigned to such term in Section 2.21(e).
“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Second Restatement Effective Date there are two Facilities, i.e., the Term B Facility and the Revolving Facility (and no Incremental Revolving Facility Commitments), and thereafter, may include the Incremental Term Facility, the Incremental Revolving Facility Commitments, and Refinancing Term Loans, any Replacement Revolving Facility Commitments, and any Other Revolving Facility Commitments.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean that certain Agent Fee Letter dated February 24, 2012 by and among the Borrowers, the Administrative Agent and Credit Suisse Securities (USA) LLC.
“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.
“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.
“Financial Performance Covenant” shall mean the covenant of the Borrowers set forth in Section 6.11.
“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries ending on March 31st of each calendar year or such other calendar date as notified by the Borrowers to the Administrative Agent.
“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement between the Administrative Agent and the authorized representative named therein for the Senior Secured Notes, substantially in the form of Exhibit G-1, with such changes that are reasonably satisfactory to the Administrative Agent.
“First Restated Credit Agreement” shall have the meaning assigned to such term in the first recital hereto.
“Flood Determination Form” shall have the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.
“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).
“Foreign Lender” shall mean, as to any Loan Party any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary or a CFC Holding Company, in form and substance reasonably satisfactory to the Administrative Agent; provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary or such CFC Holding Company be pledged to secure the Obligations.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Credit Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” shall mean Apollo Management VI, L.P.
“Fund Affiliate” shall mean (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management IV, L.P. or Apollo Management V, L.P.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrowers) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.
“German Corresponding Debt” shall have the meaning assigned to such term in Section 8.13(b).
“German Parallel Debt” shall have the meaning assigned to such in Section 8.13(b).
“German Pledge Agreement” shall mean each Foreign Pledge Agreement governed by German law.
“German Security” shall mean (i) the assets that are the subject of that certain Share Pledge Agreement relating to shares in Rexnord Germany Operations GmbH dated August 29, 2011 between RBS Acquisition Corporation, as pledgor and Credit Suisse AG as collateral agent, administrative agent and original pledgee, which is governed by German law and/or subject to that certain Share Pledge Agreement relating to shares in Rexnord Germany Operations GmbH made or to be made in connection with this Agreement between RBS Acquisition Corporation, as pledgor and Credit Suisse AG as collateral agent, administrative agent and original pledgee, and (ii) any other security, if any, asssumed and accepted by or through the Administrative Agent or any other Secured Party, as the case may be, pursuant to any German Security Document and, as the case may be, held or administered by the Administrative Agent on behalf of or in trust for the Secured Parties and, in each case, any addition or replacement or substitution thereof. Each Lender hereby authorizes (bevollmaechtigt) the Collateral Agent to accept, as its representative (Stellvertreter), any German Security created in favor of such Lender.
“German Security Documents” shall mean all Security Documents governed by German law and “German Security Document” means any of them.
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Honeywell Receivables Transaction” shall mean the sale without recourse of accounts receivable and related assets arising from goods and services provided to Honeywell International Inc. pursuant to factoring arrangements entered into in the ordinary course of business.
“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrowers most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrowers and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrowers most recently ended, did not have assets with a value in excess of 10% of Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrowers and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01C, and the Borrowers shall update such Schedule from time to time after the Second Restatement Effective Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrowers may determine).
“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21.
“Incremental Amount” shall mean, at any time, (i) the excess, if any, of (a) $350.0 million, over (b) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments, in each case, established after the Second Restatement Effective Date and prior to such time pursuant to Section 2.21 (other than Incremental Term Loan Commitments and Incremental Revolving Facility Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments) and (y) the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01(z); plus (ii) any additional amounts so long as after giving effect to the issuance or incurrence of such Indebtedness the Borrowers are in Ratio Compliance.
“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.
“Incremental Effective Date” shall mean February 7, 2007.
“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.21.
“Incremental Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.
“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.
“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrowers.
“Incremental Term Loan Installment Date” shall have, with respect to any tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).
“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrowers pursuant to Section 2.01(d). Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Incremental Term Loans.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Industrial Chain Business” shall mean the engineered chain, roller chain, leaf chain and conveying equipment (including sprockets, accessories and conveyor components that are complementary to such chain and conveying equipment products) business of the Borrowers and their Subsidiaries.
“Information” shall have the meaning assigned to such term in Section 3.14(a).
“Information Memorandum” shall mean the Confidential Information Memorandum dated February 27, 2012, as modified or supplemented prior to the Second Restatement Effective Date.
“Interest Election Request” shall mean a request by the applicable Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.
“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrowers or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrowers and the Subsidiaries with respect to Swap Agreements.
“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter, or if any such day is not a Business Day, on the next succeeding Business Day and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).
“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the applicable Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Sections 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Investment” shall have the meaning assigned to such term in Section 6.04.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” shall mean Credit Suisse AG and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).
“Joint Bookrunners” means Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Inc., BMO Capital Markets Corp., Sumitomo Mitsui Banking Corporation and Barclays Capital, the investment banking division of Barclays Bank PLC.
“Junior Capital” means any Permitted Cure Securities and any Junior Indebtedness incurred by Holdings, the Borrowers or any of their Subsidiaries.
“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).
“Junior Indebtedness” means Indebtedness of Holdings, the Borrowers or any of their Subsidiaries that (a) is expressly subordinated to the prior payment in full in cash of the Obligations (and any related Guarantees) on terms reasonably satisfactory to the Administrative Agent (it being understood that the subordination terms of the Senior Subordinated Notes Documents are so satisfactory), (b) provides that interest in respect of such Indebtedness shall not be payable in cash, (c) has a final maturity date that is not earlier than the Latest Maturity Date and has no scheduled payments of principal thereon (including pursuant to a sinking fund obligation or mandatory redemption obligations (other than pursuant to customary provisions relating to redemption or repurchase upon change of control or sale of assets)) prior to such final maturity date and (d) is not subject to covenants, events of default and remedies that, in the aggregate, are more onerous to Holdings or the Borrowers, as the case may be, than the terms of this Agreement; provided that such Indebtedness shall not be subject to any financial maintenance covenants; provided, further that Indebtedness constituting Junior Indebtedness when incurred shall not cease to constitute Junior Indebtedness as a result of the subsequent extension of the Latest Maturity Date.
“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).
“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date in each case as extended in accordance with the Agreement from time to time.
“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.
“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.
“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit, Trade Letter of Credit or Standby Letter of Credit.
“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.
“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $60.0 million (or the equivalent thereof in an Alternate Currency).
“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for Dollar deposits (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which Dollar deposits are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided, further, that with respect to Term B Loans, the LIBO Rate shall not be less than 1.0% per annum.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Assumption Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and any Note issued under Section 2.09(e), and solely for the purposes of Sections 4.02 and 7.01 hereof, the Engagement Letter.
“Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Loan Parties.
“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.
“Local Time” shall mean New York City time.
“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.
“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrowers and Holdings, as the case may be, on the Closing Date together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrowers or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrowers or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrowers or Holdings, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrowers or Holdings, as the case may be.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrowers and their Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrowers or any Subsidiary in an aggregate principal amount exceeding $50.0 million.
“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Properties” shall mean the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01B and each additional Real Property encumbered by a Mortgage pursuant to Section 5.10.
“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit I (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters), as amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrowers, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds” shall mean:
(a)    100% of the cash proceeds actually received by the Borrowers or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c), (d) (except as contemplated by Section 6.03(b)(ii)), (e), (f), (h), (i) or (j)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrowers or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and Holdings or the Borrowers shall deliver a certificate of a Responsible Officer of Holdings or the Borrowers to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ or the Borrowers’ intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrowers and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 15 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15 month period but within such 15 month period are contractually committed to be used, then upon the termination of such contract, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $20.0 million and (z) at any time during the 15 month reinvestment period contemplated by the immediately preceding proviso, if Holdings or the Borrowers shall deliver a certificate of a Responsible Officer of Holdings or the Borrowers to the Administrative Agent certifying that on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Total Senior Secured Bank Leverage Ratio is less than or equal to 2.25 to 1.0, up to $200.0 million of such proceeds shall not constitute Net Proceeds; and
(b)    100% (or, to the extent contemplated by the definition of the term “Senior Secured Notes”, 90%) of the cash proceeds from the incurrence, issuance or sale by the Borrowers or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrowers or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund and otherwise not prohibited from being paid hereunder.
“NFIP” shall have the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” shall have the meaning assigned to such term in Section 2.09(e).
“Obligations” shall, unless otherwise indicated, have the meaning assigned to the term “Loan Document Obligations” in the Collateral Agreement.
“Original Revolving Facility Commitments” shall mean the “Revolving Facility Commitments” as defined in the First Restated Agreement.
“Original Revolving Facility Maturity Date” shall mean the “Revolving Facility Maturity Date” as defined in the First Restated Credit Agreement.
“Original Tranche B-1 Term B Loans” shall mean the “Tranche B-1 Term B Loans” as defined in the First Restated Credit Agreement.
“Original Tranche B-2 Term B Loans” shall mean the “Tranche B-2 Term B Loans” as defined in the First Restated Credit Agreement.
“Other Incremental Revolving Loans” shall have the meaning assigned to such term in Section 2.21.
“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21.
“Other Revolving Facility Commitments” shall mean one or more Classes of revolving credit commitments that result from a modification of the Revolving Facility Commitments pursuant to an Incremental Assumption Agreement.
“Other Revolving Loans” shall mean the revolving loans made pursuant to an Other Revolving Facility Commitment.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).
“Other Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).
“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).
“Parallel Debt” shall have the meaning assigned to such term in Section 8.12(b).
“Parent Entity” means any direct or indirect parent of Holdings.
“Pari Passu Senior Secured Notes” shall mean Senior Secured Notes that are intended to be secured pari passu with the Obligations under the Loan Documents.
“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(i).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrowers and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.
“Permitted Additional Debt” shall mean any Indebtedness for borrowed money (a) for which the average life to maturity of such Permitted Additional Debt is greater than or equal to the remaining weighted average life to maturity of the Class of Term Loans then outstanding with the greatest remaining weighted average life to maturity and (b) that does not have a stated maturity prior to the date that is 91 days after the Latest Maturity Date; provided that Indebtedness constituting Permitted Additional Debt when incurred shall not cease to constitute Permitted Additional Debt as a result of the subsequent extension of the Latest Maturity Date.
“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with cash consideration in excess of $50.0 million, the Borrowers and their Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrowers or a Domestic Subsidiary, shall be merged into the Borrowers or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (vi) the aggregate cash consideration in respect of such acquisitions and investments in assets that are not owned by the Borrowers or Subsidiary Loan Parties or in Equity Interests in Subsidiary Loan Parties or persons that become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) 7.0% of Consolidated Total Assets and (y) $200.0 million, provided that clause (vi) shall not apply to any acquisition of a Foreign Subsidiary so long as the Borrowers comply with Section 5.10(e).
“Permitted Cure Securities” shall mean any Equity Interests of Holdings other than Disqualified Stock, and upon which all dividends or distributions (if any) shall, prior to 91 days after the Latest Maturity Date, be payable solely in additional shares of such Equity Interests; provided that Equity Interests constituting Permitted Cure Securities when issued shall not cease to constitute Permitted Cure Securities as a result of the subsequent extension of the Latest Maturity Date.
“Permitted Holder” shall mean each of (i) the Fund and the Fund Affiliates, and (ii) the Management Group.
“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;
(b)    time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);
(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P;
(e)    securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;
(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(g)    money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;
(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrowers and the Subsidiaries, on a consolidated basis, as of the end of the Borrowers’ most recently completed fiscal year; and
(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Loan Purchases Amount” means 15% of the sum of (x) the aggregate principal amount of the Term B Facility on the Second Restatement Effective Date plus (y) the aggregate principal amount of any Incremental Term Loans incurred since the Second Restatement Effective Date.
“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and a Borrower as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit H or such other form as shall be approved by the Administrative Agent and the Borrowers (such approval not to be unreasonably withheld or delayed).
“Permitted Loan Purchases” shall have the meaning assigned to such term in Section 9.04(i).
“Permitted Ratio Debt” shall mean secured or unsecured debt issued by Holdings, the Borrowers or the Subsidiary Loan Parties, (i) if secured by the Collateral, the Liens with respect to which are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) the terms of which do not provide for a stated maturity date prior to the date that is 91 days after the Latest Maturity Date, (iii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, either (x) are not more restrictive to the Borrowers and their Subsidiaries than the terms of the Senior Unsecured Note Documents, or (y) if more restrictive, the Loan Documents are amended to contain such more restrictive terms (which amendments shall automatically occur); provided that Indebtedness constituting Permitted Ratio Debt when incurred shall not cease to constitute Permitted Ratio Debt as a result of the subsequent extension of the Latest Maturity Date.
“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.
“Permitted Receivables Financing” shall mean (a) the Honeywell Receivables Transaction and (b) one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided, that (A) recourse to the Borrowers or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrowers or any Subsidiary (other than a Special Purpose Receivables Subsidiary), (B) the aggregate Receivables Net Investment outstanding shall not exceed $175.0 million at any time and (C) the Receivables Net Investment outstanding with respect to the Honeywell Receivables Transaction shall not exceed $1.5 million at any time.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) 90 days after the Latest Maturity Date and (ii) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity of the Class of Term Loans then outstanding with the greatest remaining weighted average life to maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not obligated with respect to the Indebtedness so Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided further, that with respect to a Refinancing of (x) the Senior Subordinated Notes or Permitted Additional Debt that are subordinated, such Permitted Refinancing Indebtedness shall (i) be subordinated to the guarantee by Holdings and the Subsidiary Loan Parties of the Facilities, and (ii) be otherwise on terms (other than interest rate and redemption premiums), taken as a whole, not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being refinanced, and (y) the Senior Subordinated Notes or Permitted Additional Debt, such Permitted Refinancing Indebtedness shall meet the requirements of the definition of “Permitted Additional Debt”; provided further, that Indebtedness constituting Permitted Refinancing Debt shall not cease to constitute Permitted Refinancing Debt as a result of the subsequent extension of the Latest Maturity Date.
“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrowers or any ERISA Affiliate, and (iii) in respect of which Holdings, the Borrowers, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 9.18.
“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.
“Pre-Close Flood Documents” shall have the meaning assigned to such term in the definition of Collateral and Guarantee Requirement.
“Pricing Grid” shall mean the table set forth below:

Total Senior Secured Bank Leverage Ratio	Applicable Margin for ABR Revolving Facility Loans and Swingline Loans	Applicable Margin for Eurocurrency Revolving Facility Loans	Applicable Commitment Fee
Greater than or equal to 1.5 to 1.0	3.00%	4.00%	0.50%
Less than 1.5 to 1.0	2.75%	3.75%	0.38%

For the purposes of the foregoing, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Total Senior Secured Bank Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Total Senior Secured Bank Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination of the Total Senior Secured Bank Leverage Ratio pursuant to Section 6.11.
“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”
“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrowers.
“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, improvement (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrowers or any of their Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrowers determine are reasonable as set forth in a certificate of a Financial Officer of the Borrowers (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Section 2.11(b) or Article VI, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Section 2.11(b) or Article VI, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.
Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrowers and may include adjustments to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any relevant pro forma event and (2) all adjustments of the nature used in connection with the calculation of Adjusted EBITDA as set forth in footnote 3 to the “Summary Historical and Unaudited Pro Forma Financial Data” under “Offering Circular Summary” in the Senior Subordinated Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such Reference Period. The Borrowers shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrowers setting forth such demonstrable or additional operating expense reductions, other operating improvements or synergies and adjustments pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.
“Pro Forma Compliance” shall mean, at any date of determination, that the Borrowers and their Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrowers and their Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and the Borrowers shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrowers to such effect, together with all relevant financial information. For the avoidance of doubt, Pro Forma Compliance shall be tested without regard to whether or not the Financial Performance Covenant was or was required to be tested on the applicable quarter-end date.
“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).
“Projections” shall mean the projections of Holdings, the Borrowers and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrowers or any of the Subsidiaries prior to the Second Restatement Effective Date.
“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.
“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of Holdings (or any direct or indirect parent of Holdings) which generates cash proceeds to the Borrowers of at least $75.0 million.
“Rate” shall have the meaning assigned to such term in the definition of the term “Type”.
“Ratio Compliance” shall mean, at any date of determination, that the Total Senior Secured Bank Leverage Ratio of the Borrowers and their Subsidiaries, after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness and the application of the proceeds of any such Indebtedness), is not greater than 3.5 to 1.0.
“RBS Global” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrowers or any Subsidiary.
“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.
“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.21(j).
“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).
“Register” shall have the meaning assigned to such term in Section 9.04(b).
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.
“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.21(l).
“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.21(l).
“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.21(l).
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the incurrence by Holdings, the Borrowers or any Restricted Subsidiary thereof of any term loans or other bank financing having an All-in Yield that is less than the All-in Yield of such Tranche B Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the All-in Yield of such Term B Loans (but excluding, for the avoidance of doubt, any such transaction occurring in connection with a Change of Control).
“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Percentage” shall mean, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided, that (a) if the Total Senior Secured Bank Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is greater than 2.25:1.00 but less than or equal to 2.50:1.00, such percentage shall be 25%, and (b) if the Total Senior Secured Bank Leverage Ratio at the end of the Applicable Period (or Excess Cash Flow Interim Period) is less than or equal to 2.25:1.00, such percentage shall be 0%.
“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“Restructuring Transactions” shall mean the transactions substantially on the terms set forth on Schedule 1.01D (and any modifications thereto, so long as such modifications are not materially adverse to the Agents or the Lenders).
“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.
“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).
“Revaluation Date” means, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, extension or renewal of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.
“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.
“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.
“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Second Restatement Effective Date is $180.0 million. On the Second Restatement Effective Date, there is only one Class of Revolving Facility Commitments. After the Second Restatement Effective Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements.
“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time, (b) the Swingline Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Section 6.11 and 7.03(a), the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.
“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.
“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01. Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.
“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Second Restatement Effective Date, March 15, 2017 and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.
“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.
“Revolving L/C Exposure” of any Class shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Rexnord” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc.
“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Intercreditor Agreement” shall mean an Intercreditor Agreement between the Administrative Agent and the authorized representative named therein for the Senior Secured Notes, substantially in the form of Exhibit G-2, with such changes that are reasonably satisfactory to the Administrative Agent.
“Second Restatement Effective Date” shall mean the date on which the conditions precedent set forth in Section 4.02 shall have been satisfied, which date is March 15, 2012.
“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement other than clauses (f) and (g) (to the extent such persons are successors or permitted assigns of the persons described in clause (f) thereto) of the definition of such term therein.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean the Mortgages, the Collateral Agreement, IP Security Agreements (as defined in the Collateral Agreement), the Foreign Pledge Agreements, and each of the security agreements, and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.
“Senior Secured Bank Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrowers and their Subsidiaries outstanding at such date that consists of, without duplication, (A) Term Loans or Revolving Facility Credit Exposure and (B) Indebtedness that in each case is then secured by a first priority Lien on assets of the Borrowers and their Subsidiaries (other than (x) any Indebtedness of a Subsidiary that is not a Loan Party secured by a Lien on assets of a Subsidiary that is not a Loan Party and (y) Indebtedness secured by assets held in defeasance or a similar trust or arrangement for the benefit of such Indebtedness) (in each case of (A) and (B), other than letters of credit to the extent undrawn and not supporting Indebtedness of the type included in Consolidated Debt), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrowers and their Subsidiaries on such date.
“Senior Secured Notes Indenture” shall mean any indenture under which any Senior Secured Notes are issued, as the same may be amended, restated, supplemented, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with Section 6.01(y).
“Senior Secured Note Obligations” shall mean all obligations defined as “Senior Secured Note Obligations” in the Collateral Agreement and the other Security Documents.
“Senior Secured Notes” shall mean secured or unsecured notes of any Borrower issued after the Second Restatement Effective Date, and the Indebtedness represented thereby; provided that (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration right after an event of default), (b) (i) 100% of the Net Proceeds of all Pari Passu Senior Secured Notes and (ii) 90% of the Net Proceeds of all other Senior Secured Notes shall be applied, on the date of the incurrence thereof, to prepay Term Loans and accrued but unpaid interest, premiums and fees and expenses associated with such prepayment, (c) no Affiliate of a Borrower (other than a Loan Party or a transitory escrow issuer) shall be an obligor (including pursuant to a Guarantee) in respect thereof, (d) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings, the Borrowers and the Subsidiaries than those in this Agreement (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms (which amendments shall automatically occur)), (e) the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrowers, any Subsidiary or any other Affiliate (other than a transitory escrow issuer) of the Borrowers, other than any asset constituting Collateral, (f) if such Senior Secured Notes are intended to be secured on a pari passu basis with the Loan Document Obligations, then all security therefor shall be granted pursuant to the Security Documents, and the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to a First Lien Intercreditor Agreement, and (g) if such Senior Secured Notes are intended to be secured on a junior basis to the Loan Document Obligations, then all security therefor shall be granted pursuant to separate security documents in substantially the same form as the Security Documents, and the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to a Second Lien Intercreditor Agreement; provided further that, with respect to clause (a) above, Indebtedness constituting Senior Secured Notes when issued shall not cease to constitute Senior Secured Notes as a result of the subsequent extension of the Latest Maturity Date.
“Senior Subordinated Notes Documents” shall mean the Senior Subordinated Notes and the Senior Subordinated Notes Indenture.
“Senior Subordinated Notes” shall mean the Borrowers’ 11.75% Senior Subordinated Notes due 2016, issued pursuant to the Senior Subordinated Notes Indenture and any notes issued by the Borrowers in exchange for, and as contemplated by, the Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Senior Subordinated Notes.
“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of July 21, 2006 under which the Senior Subordinated Notes were issued, among the Borrowers and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“Senior Subordinated Notes Offering Memorandum” shall mean the Offering Circular, dated July 14, 2006, in respect of the Senior Subordinated Notes.
“Senior Unsecured Note Documents” shall mean the Senior Unsecured Notes and the Senior Unsecured Notes Indenture.
“Senior Unsecured Notes” shall mean the Borrowers’ 8.50% Senior Unsecured Notes due 2018, issued pursuant to the Senior Unsecured Notes Indenture and any notes issued by the Borrowers in exchange for, and as contemplated by, the Senior Unsecured Notes and the related registration rights agreement with substantially identical terms as the Senior Unsecured Notes.
“Senior Unsecured Notes Indenture” shall mean the Indenture dated as of April 28, 2010 under which the Senior Unsecured Notes were issued, among the Borrowers and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Second Restatement Effective Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.
“Senior Unsecured Notes Offering Memorandum” shall mean the Offering Circular, dated April 21, 2010, in respect of the Senior Unsecured Notes.
“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Borrowers and their subsidiaries as of the Second Restatement Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrowers established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrowers or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings, the Borrowers or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date three Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
“Standby Letter of Credit” shall have the meaning provided in Section 2.05(a).
“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.
“Subagent” shall have the meaning assigned to such term in Section 8.02.
“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrowers. Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.09 and 7.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrowers or any of their Subsidiaries for purposes of this Agreement.
“Subsidiary Loan Party” shall mean each Wholly-Owned Domestic Subsidiary other than Unrestricted Subsidiaries.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrowers or any of the Subsidiaries shall be a Swap Agreement.
“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.
“Swingline Borrowing Request” shall mean a request by the Borrowers substantially in the form of Exhibit D 2.
“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Second Restatement Effective Date is $30.0 million.
“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” means (a) Credit Suisse AG, acting through any of its Affiliates in its capacity as a lender of Swingline Loans and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d), each in its capacity as a lender of Swingline Loans hereunder.
“Swingline Loans” shall mean the swingline loans made to the Borrowers pursuant to Section 2.04.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest and penalties related thereto.
“Term B Borrowing” shall mean any Borrowing comprised of Term B Loans.
“Term B Facility” shall mean the Term B Loans made hereunder.
“Term B Lender” shall mean a Lender with either a Term B Loan Commitment or an outstanding Term B Loan.
“Term B Loan Commitment” shall mean, with respect to each Term B Lender, the commitment of such Term B Lender to make Term B Loans hereunder as of the Second Restatement Effective Date. The aggregate amount of the Term B Loan Commitments as of the Second Restatement Effective Date is $950 million.
“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).
“Term B Loans” shall mean (a) the term loans made by the Lenders to the Borrowers pursuant to Section 2.01(c), and (b) any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrowers pursuant to Section 2.01(d).
“Term Borrowing” shall mean any Term B Borrowing, any Incremental Term Borrowing or any Other Term Borrowing.
“Term Facility” shall mean the Term B Facility and/or any or all of the Incremental Term Facilities and/or any or all of the Refinancing Term Loans.
“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Term B Facility in effect on the Second Restatement Effective Date, April 1, 2018, and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.
“Term Loan Installment Date” shall mean any Term B Loan Installment Date, any Incremental Term Loan Installment Date or any Other Term Loan Installment Date.
“Term Loans” shall mean the Term B Loans and/or the Incremental Term Loans and/or the Refinancing Term Loans.
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrowers then most recently ended (taken as one accounting period).
“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) the amount of Consolidated Debt of the Borrowers and their Subsidiaries less, without duplication, the Unrestricted Cash and Permitted Investments of the Borrowers and their Subsidiaries, in each case as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrowers most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that for purposes of clause (b) above, (i) EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis and (ii) EBITDA shall include all adjustments of the nature used in connection with the calculation of Adjusted EBITDA as set forth in footnote 3 to the “Summary Historical and Unaudited Pro Forma Financial Data” under “Offering Circular Summary” in the Senior Subordinated Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable in the relevant Test Period; provided, further, that the Borrowers shall deliver a Financial Officer’s certificate of the type contemplated by the last sentence of the definition of “Pro Forma Basis” in respect of all adjustments pursuant to clause (ii) above.
“Total Senior Secured Bank Leverage Ratio” means, on any date, the ratio of (a)  Senior Secured Bank Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrowers most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that for purposes of clause (b) above, (i) EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis and (ii) EBITDA for purposes of Section 6.11 shall include all adjustments of the nature used in connection with the calculation of Adjusted EBITDA as set forth in footnote 3 to the “Summary Historical and Unaudited Pro Forma Financial Data” under “Offering Circular Summary” in the Senior Subordinated Notes Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable in the relevant Test Period; provided, further, that the Borrowers shall deliver a Financial Officer’s certificate of the type contemplated by the last sentence of the definition of “Pro Forma Basis” in respect of all adjustments pursuant to clause (ii) above.
“Trade Letter of Credit” shall have the meaning provided in Section 2.05(a).
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of the Borrowers, the making of the Borrowings hereunder, and (b) the payment of related fees and expenses.
“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.
“Unfunded Pension Liability” means the excess of a Plan’s “accumulated benefit obligations” as defined under Statement of Financial Accounting Standards No. 87, over the current fair market value of that Plan’s assets.
“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Cash” shall mean cash or cash equivalents of the Borrowers or any of their Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrowers or any of their Subsidiaries.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrowers that is acquired or created after the Second Restatement Effective Date and designated by the Borrowers as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrowers shall only be permitted to so designate a new Unrestricted Subsidiary after the Second Restatement Effective Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), the Borrowers shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrowers or any of their Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04(j), and any prior or concurrent Investments in such Subsidiary by the Borrowers or any of their Subsidiaries shall be deemed to have been made under Section 6.04(j), (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(j), and (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Senior Unsecured Notes Indenture, the Senior Subordinated Notes Indenture, all Permitted Additional Debt and all Permitted Refinancing Indebtedness in respect of any of the foregoing and all Disqualified Stock; provided, further, that at the time of the initial Investment by the Borrowers or any of their Subsidiaries in such Subsidiary, the Borrowers shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrowers may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrowers, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrowers shall be in Pro Forma Compliance, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (v) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrowers, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations and information required by the preceding clause (ii).
“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“U.S. Dollars”, “Dollars”or “$” shall mean lawful money of the United States of America.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Each reference herein to a “Wholly-Owned Domestic Subsidiary” shall mean a Wholly-Owned Subsidiary that is also a Domestic Subsidiary.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
Section 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.03    Exchange Rates; Currency Equivalents i.The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.
(a)    Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
ARTICLE II

The Credits
Section 2.01    Commitments. ii. On the Closing Date, certain Lenders made the Original Tranche B-1 Term B Loans to the Borrowers in a principal amount equal to $610.0 million. On the Second Restatement Effective Date, the aggregate outstanding principal amount of the Original Tranche B-1 Term B Loans is $570,000,000.
(a)    On the Incremental Effective Date, certain Lenders made the Original Tranche B-2 Term B Loans to the Borrowers in an aggregate principal amount equal to $200.0 million. On the Second Restatement Effective Date, the aggregate outstanding principal amount of the Original Tranche B-2 Term B Loans is $190,000,000.
(b)    Subject to the terms and conditions set forth herein,
(i)    on the Second Restatement Effective Date, the outstanding Original Tranche B-1 Term B Loans and the outstanding Original Tranche B-2 Term B Loans of each Lender shall be repaid in full; and
(ii)    each Term B Lender agrees to make Term B Loans to the Borrowers on the Second Restatement Effective Date, in an aggregate principal amount not to exceed its Term B Loan Commitment.
(c)    On the Second Restatement Effective Date, Original Revolving Facility Commitments shall be terminated and the outstanding loans thereunder paid in full. Subject to the terms and conditions set forth herein, 1. each Lender agrees to make Revolving Facility Loans of a Class to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class or (B) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans; and
(i)    each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrowers in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.
Section 2.02    Loans and Borrowings. iii. Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)    Subject to Section 2.14, (i) each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.
(b)    At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of 1. 5 Eurocurrency Borrowings outstanding under the Term Facility and 2. 10 Eurocurrency Borrowings outstanding under the Revolving Facility.
(c)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date for such Class, as applicable.
Section 2.03    Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone iv. in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or v. in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided, that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    whether such Borrowing is to be a Borrowing of Term B Loans, Revolving Facility Loans, Other Incremental Revolving Loans, Other Revolving Loans, Replacement Revolving Facility Commitment, Refinancing Term Loans or Other Incremental Term Loans;
(ii)    the aggregate amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the applicable Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Swingline Loans. vi. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in 1. the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or 2. the Revolving Facility Credit Exposure of the applicable Class exceeding the total Revolving Facility Commitments of such Class; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(a)    To request a Swingline Borrowing, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by electronic means), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify 3. the requested date of such Swingline Borrowing (which shall be a Business Day) and 4. the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the applicable Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).
(b)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(c)    The Borrowers may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Facility Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Facility Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers, executed by the Borrowers, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Facility Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Facility Lender in its capacity as a lender of Swingline Loans hereunder.
Section 2.05    Letters of Credit. vii. General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of (x) trade letters of credit in support of trade obligations of the Borrowers and their Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrowers and their Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own accounts in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five Business Days prior to the applicable Revolving Facility Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(a)    Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency (which may be Dollars or an Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension 1. the Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, 2. the applicable Revolving Facility Credit Exposure shall not exceed the applicable Revolving Facility Commitments and 3. no Alternate Currency Letter of Credit shall be issued if, after giving effect thereto, the aggregate amount of Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit would exceed $25.0 million. For the avoidance of doubt, no Issuing Bank shall be obligated to issue an Alternate Currency Letter of Credit if such Issuing Bank does not otherwise issue letters of credit in such Alternate Currency.
(b)    Expiration Date. Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of 4. the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension) and 5. the date that is five Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Standby Letter of Credit with a one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that if any such Standby Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the date that is 30 days prior to such Revolving Facility Maturity Date for such Class the applicable Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 105% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to such Revolving Facility Maturity Date or, if later, such date of issuance. Each Trade Letter of Credit shall expire on the earlier of (x) 180 days after such Trade Letter of Credit’s date of issuance or (y) the date five Business Days prior to the applicable Revolving Facility Maturity Date.
(c)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time (in which case Section 2.11(f) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d)    Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, the Dollar Equivalent thereof) not later than 2:00 p.m., Local Time, on the third Business Day after such Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Revolving Facility Loans of the applicable Class; provided, that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing of the applicable Class, as applicable, in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the applicable Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from such Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the applicable Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement.
(e)    Obligations Absolute. The obligation of the Borrowers to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of 6. any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, 7. any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, 8. payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or 9. any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are determined by a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(f)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.
(g)    Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class; provided, that, if such L/C Disbursement is not reimbursed by the applicable Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.
(h)    Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, 10. the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and 11. references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
(i)    Cash Collateralization. If any Event of Default shall occur and be continuing, 12. in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or 13. in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the applicable Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided, that upon the occurrence of any Event of Default with respect to the applicable Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrowers, in each case, in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status, as applicable.
(j)    Additional Issuing Banks. From time to time, the applicable Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to Credit Suisse AG) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.
(k)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall 14. provide to the Administrative Agent copies of any notice received from the applicable Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and 15. report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.
Section 2.06    Funding of Borrowings. viii. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided, that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at 1. in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or 2. in the case of the Borrowers, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07    Interest Elections. ix. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(a)    To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request in the form of Exhibit E and signed by the applicable Borrower.
(b)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing 1. no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and 2. unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.08    Termination and Reduction of Commitments. x. Unless previously terminated, the Revolving Facility Commitments of each Class shall terminate on the applicable Revolving Facility Maturity Date for such Class.
(a)    The Borrowers may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Borrowers shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure of such Class would exceed the total Revolving Facility Commitments of such Class.
(b)    The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.09    Repayment of Loans; Evidence of Debt. xi. The Borrowers hereby unconditionally promise to pay 1. to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrowers on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, 2. to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and 3. to the Swingline Lender the then unpaid principal amount of each Swingline Loan applicable to any Class of Revolving Facility Commitments on the earlier of the Revolving Facility Maturity Date for such Class and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Facility Borrowing is made by the applicable Borrower, the Borrowers shall repay all Swingline Loans then outstanding.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall maintain accounts in which it shall record 4. the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, 5. the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and 6. any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(d)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.10    Repayment of Term Loans and Revolving Facility Loans. xii. Subject to the other paragraphs of this Section, 1. the Borrowers shall repay Term B Borrowings on the last day of each March, June, September and December of each year and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the next succeeding Business Day (each such date being referred to as a “Term B Loan Installment Date”), in an aggregate principal amount of the Term B Loans equal to (A) in the case of quarterly payments due prior to the applicable Term Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of Term B Loans outstanding immediately after the Second Restated Effective Date, and (B) in the case of such payment due on the Term Facility Maturity Date, an amount equal to the then unpaid principal amount of the Term B Loans outstanding.
(i)    in the event that any Incremental Term Loans are made on an Increased Amount Date, the applicable Borrowers shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”);
(ii)    in the event that any Refinancing Term Loans are made pursuant to Section 2.21(j), the applicable Borrowers shall repay such Refinancing Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Other Term Loan Installment Date”); and
(iii)    to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.
(b)    To the extent not previously paid, outstanding Revolving Facility Loans of each Class shall be due and payable on the applicable Revolving Facility Maturity Date.
(c)    Prepayment of the Loans from:
(i)    all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated among the Term Facilities, with the application thereof (A) to reduce in direct order amounts due on the next twelve succeeding Term Loan Installment Dates under the applicable Term Facilities as provided in paragraph (d) below, and (B) thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments under the applicable Term Facilities; provided, that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 11:00 A.M. Local Time at least three Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrowers for application for any purpose not prohibited by this Agreement, and
(ii)    any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrowers may direct.
(d)    Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term B Loans, the Other Incremental Term Loans and the Refinancing Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term B Loans, Other Incremental Term Loans and Refinancing Term Loans, if any (unless, with respect to Other Incremental Term Loans or Refinancing Term Loans or the Incremental Assumption Agreement relating thereto does not so require). Prior to any repayment of any Loan under any Facility hereunder, the Borrowers shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Loans (other than repayments of ABR Revolving Facility Borrowings that are not made in connection with the termination or permanent reduction of the applicable Revolving Facility Commitment) shall be accompanied by accrued interest on the amount repaid.
Section 2.11    Prepayment of Loans. xiii. The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d) and 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).
(a)    The Borrowers shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. Notwithstanding the foregoing, the Borrowers may 1. use a portion of such Net Proceeds pursuant to clause (a) of the definition thereof to prepay or repurchase Pari Passu Senior Secured Notes to the extent any applicable Senior Secured Notes Indenture requires the Borrowers to prepay or make an offer to purchase such Pari Passu Senior Secured Notes with the proceeds of such Asset Sale, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Pari Passu Senior Secured Notes and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Pari Passu Senior Secured Notes and the outstanding principal amount of Term Loans, and 2. retain Net Proceeds pursuant to clause (b) of the definition thereof if the Total Senior Secured Bank Leverage Ratio on a Pro Forma Basis after giving effect to the relevant incurrence of Indebtedness would be less than or equal to 2.25 to 1.0.
(b)    Not later than 90 days after the end of each Excess Cash Flow Period, the Borrowers shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to 3. the Required Percentage of such Excess Cash Flow, minus 4. to the extent not financed, using the proceeds of, without duplication, the incurrence of Indebtedness and the sale or issuance of any Equity Interests (including any capital contributions), the sum of (A) the amount of any voluntary prepayments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary prepayments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Term Loans and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, to prepay Term Loans in accordance with paragraphs (c) and (d) of Section 2.10. Not later than the date on which the Borrowers is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrowers will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrowers setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.
(c)    In the event and on such occasion that the total Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrowers shall prepay Revolving Facility Borrowings or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.
(d)    In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrowers shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.
(e)    If as a result of changes in currency exchange rates, on any Revaluation Date, 5. the total Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, 6. the Revolving L/C Exposure exceeds the Letter of Credit Sublimit or 7. the Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit exceeds $25.0 million, the Borrowers shall within ten days of such Revaluation Date (A) prepay Revolving Facility Borrowings or Swingline Borrowings or (B) deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment, sublimit or amount set forth above.
Section 2.12    Fees. xiv. The Borrowers agree to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is 10 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Second Restatement Effective Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Second Restatement Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.
(a)    The Borrowers from time to time agree to pay 1. to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of such Class, during the preceding quarter (or shorter period commencing with the Second Restatement Effective Date or ending with the applicable Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings of such Class effective for each day in such period, and 2. to each Issuing Bank, for its own account (x) on the last Business Day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)    The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).
(c)    In the event that, on or prior to the date that is six months after the Second Restatement Effective Date, the Borrowers (x) prepay, refinance, substitute or replace any Term B Loan in connection with a Repricing Transaction (including, for the avoidance of doubt, with any Refinancing Term Loans or Replacement Revolving Facility Loans that constitutes a Repricing Transaction) or (y) effect any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment which are the subject of such Repricing Transaction. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
(d)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.13    Interest. xv. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.
(a)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 1. in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or 2. in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph  (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(c)    Accrued interest on each Loan shall be payable in arrears 3. on each Interest Payment Date for such Loan, 4. in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and 5. in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility of any Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
Section 2.15    Increased Costs. xvi. If any Change in Law shall:
1.    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or
2.    impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
(a)    If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(b)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)    Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)    The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes, which shall instead be governed by Section 2.17.
Section 2.16    Break Funding Payments. In the event of xvii. the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), xviii. the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, xix. the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or xx. the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of 1. the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over 2. the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.17    Taxes. xxi. Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then 1. the sum payable hereunder shall be increased as necessary so that after all required deductions are made (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been required and made, 2. such Loan Party shall make such deductions and 3. such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(a)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)    Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(c)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrowers to permit such payments to be made without such withholding tax or at a reduced rate; provided, that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.
(ii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)    (i)    The Administrative Agent shall deliver to the Borrowers (in such number of copies as shall be requested by the Borrowers) on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement and from time to time thereafter (A) promptly upon the obsolescence, expiration or invalidity of any form previously delivered to the Administrative Agent and (B) upon the reasonable request of the Borrowers, a properly completed and duly executed Internal Revenue Service Form W-9 or W-8IMY (or any other form prescribed by Applicable Laws reasonably requested by the Borrowers).
(ii)    If the Administrative Agent is a U.S. branch described in Section 1.1441-1(b)(2)(iv)(A) of the Treasury Regulations and delivers to the Borrowers a properly completed and duly executed Internal Revenue Service Form W-8IMY pursuant to Section 2.17(f)(i) certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, then the Borrowers and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations.
(f)    If the Administrative Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith and in its sole discretion, to be confidential) to the Loan Parties or any other person.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. xxii. Unless otherwise specified, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(a)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied 1. first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, 2. second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties, and 3. third, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(b)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) no Lender shall be required to purchase a participation in an Other Incremental Revolving Loan or an Other Incremental Term Loan if such Loan was borrowed by a Euro Borrower and if the purchase would not be in compliance with lending license or other regulatory requirements applicable to the purchase, provided that in such case, the Administrative Agent and the applicable Lender shall enter into arrangements to give effect to this paragraph (c), and (iii)  the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to Holdings, the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph (c) shall apply unless the assignment is pursuant to a Permitted Loan Purchase). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.19    Mitigation Obligations; Replacement of Lenders. xxiii. If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment 1. would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and 2. would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that 3. the Borrowers shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank), which consent, in each case, shall not unreasonably be withheld, 4. such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)), to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrowers’ request) assign its Loans and its Commitments (or, at the Borrowers’ option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank; provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or the Borrower shall, if the replacement is in connection with a Refinancing Transaction, pay the applicable fee set forth in Section 2.12(d) and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstance contemplated by this Section 2.19(c) and the Administrative Agent agrees to effectuate such assignment within three Business Days after the Borrowers’ request so long as the other conditions for such assignment set forth in this Section 2.19 and in Section 9.04 have been satisfied.
Section 2.20    Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
Section 2.21    Incremental Commitments. xxiv. The Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Revolving Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5.0 million and a minimum amount of $25.0 million or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”), (iii) in the case of Incremental Revolving Facility Commitments, whether such Incremental Revolving Facility Commitments are to be Revolving Loan Commitments or commitments to make revolving loans with Borrowers, currencies, pricing and/or amortization terms different from the Revolving Loans (“Other Incremental Revolving Loans”), and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be commitments to make term loans with pricing and/or amortization terms identical to an existing Class of Term Loans or commitments to make term loans with Borrowers, currencies, pricing and amortization terms different from one or more existing Classes of Term Loans (“Other Incremental Term Loans”).
(a)    The Borrowers and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that (i) the Other Incremental Term Loans shall rank pari passu or junior in right of payment and of security with an existing Class of Term B Loans (and, if such Other Incremental Term Loans are incurred by a Foreign Subsidiary, such Other Incremental Term Loans may also be guaranteed by one or more Foreign Subsidiaries and secured by assets owned by one or more Foreign Subsidiaries, in each case as agreed to by the Borrowers, the Administrative Agent and the relevant Incremental Term Lenders), (ii) the final maturity date of any Other Incremental Term Loans shall be no earlier than the Latest Maturity Date and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent, (iii) the weighted average life to maturity of any Other Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the then-outstanding Class of Term Loans with the longest weighted average life to maturity, (iv) the Other Incremental Revolving Loans shall rank pari passu in right of payment and of security with the Revolving Facility Loans (and, if such Other Incremental Revolving Loans are incurred by a Foreign Subsidiary, such Other Incremental Revolving Loans may also be guaranteed by one or more Foreign Subsidiaries and secured by assets owned by one or more Foreign Subsidiaries, in each case as agreed to by the Borrowers, the Administrative Agent and the relevant Incremental Revolving Facility Lenders), (v) the final maturity date of any Other Incremental Revolving Loans shall be no earlier than the Revolving Facility Maturity Date and, except as to pricing, amortization and final maturity date and the matters addressed by clause (iv) above, shall have (x) the same terms as the Revolving Facility Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent, (vi) the weighted average life to maturity of any Other Incremental Revolving Loans shall be no shorter than the remaining weighted average life to maturity of any other Class of Revolving Facility Loans and (vii) the Other Incremental Revolving Loans and the Other Incremental Term Loans shall either be (x) denominated in U.S. dollars or Euros and borrowed by the Borrowers or (y) denominated in Euros and borrowed by a Foreign Subsidiary (such borrower, a “Euro Borrower” and such facility, a “Euro Incremental Facility”), provided that in the case of this clause (y), (1) the Euro Borrower shall be identified in the applicable Incremental Assumption Agreement and shall be reasonably satisfactory to the Administrative Agent (it being agreed that Rexnord Flattop Holdings B.V. shall be satisfactory to the Adminstrative Agent), and (2) the Euro Borrower shall become party hereto as a Euro Borrower pursuant to a joinder, and subject to delivery of customary opinions and other documents, reasonably satisfactory to the Administrative Agent; provided, further that the All-in Yield in respect of any Other Incremental Term Loan and/or Other Incremental Revolving Loan shall be the same as that applicable to the Term Loans and/or the Revolving Facility Loans; except that the All-in Yield in respect of any Other Incremental Term Loan and/or Other Incremental Revolving Loan may exceed the Applicable Margin for any other Class of Term Loans and/or Revolving Facility Loans, respectively, by no more than ½ of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such All-in Yield, the Applicable Margin shall be increased so that the All-in Yield in respect of such Other Incremental Term Loan or Other Incremental Revolving Loan, as the case may be is no more than ½ of 1% higher than the All-in Yield for each Class of Term Loans or Revolving Facility Loans, respectively. Each of the parties hereto hereby agrees that, (i) upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for Section 9.08(e) and (ii) in connection with any Incremental Assumption Agreement implementing a Euro Incremental Facility, such Incremental Assumption Agreement shall contain “collection allocation mechanism” provisions substantially the same as those set forth on Schedule 2.21(b) hereto (which provisions the Lenders hereby consent to and approve). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.
(b)    Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrowers, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Second Restatement Effective Date and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans and Revolving Facility Loans (and, with respect to any Other Incremental Term Loans to be incurred by a Forein Subsidiary, such other collateral and guarantee documentation with respect to any Foreign Subsidiary or any asset of Foreign Subsidiaries as the Administrative Agent may reasonably require to implement the collateral and guarantee arrangements contemplated by this Section 2.21 with respect thereto) and (iii) the Borrowers shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.
(c)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Incremental Revolving Loans), when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrowers agree that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.
(d)    Notwithstanding anything to the contrary in Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including without limitation increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)) or an Incremental Revolving Facility Commitment for such Lender (if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment”)).
(e)    The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided that (i) except as to interest rates, fees, amortization, final maturity date and participation in prepayments (which shall, subject to clauses (ii) through (v) of this proviso, be determined by the Borrowers and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the Term B Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term B Facility Maturity Date in effect on the date of incurrence, (iii) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees and final maturity and the matters addressed by Section 2.21(b)(iv) (which shall be determined by the Borrowers and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as the existing Revolving Facility Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent, and (v) any Extended Term Loans and/or Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assignment Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Credit Commitment.
(f)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.
(g)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than compliance with Section 2.11(e) through (i) and notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents and (vi) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto.
(h)    Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
(i)    Notwithstanding anything to the contrary in Section 2.18(c) (which provisions shall not be applicable to clause (j) through (o) of this Section 2.21), the Borrowers may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (“Refinancing Term Loans”), the Net Proceeds of which are used to repay Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that: (i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied; (ii) the weighted average life to maturity of such Refinancing Term Loans shall be no shorter than the then-remaining weighted average life to maturity of the refinanced Term Loans; (iii) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees and expenses; and (iv) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and final maturity which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to the Term B Loans except to the extent such covenants and other terms apply solely to any period after the date specified in clause (a) of the definition of Term Facility Maturity Date. In addition, notwithstanding the foregoing, the Borrowers may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Facility Commitment (regardless of whether Revolving Facility Loans are outstanding under such Revolving Facility Commitments at the time of incurrence of such Refinancing Term Loans), so long as (i) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Facility Commitments terminated at the time of incurrence thereof, (ii) if the Revolving Facility Credit Exposure outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Facility Commitments outstanding in each case after giving effect to the termination of such Revolving Facility Commitments, the Borrowers shall take one or more actions such that such Revolving Facility Credit Exposure does not exceed such aggregate amount of Revolving Facility Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Facility Commitments (it being understood that such (x) Refinancing Term Loans may be provided by the Lenders holding the Revolving Facility Commitments being terminated and/or by any other person that would be a permitted Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (iii) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date, each of the conditions set forth in Section 4.01 shall be satisfied, (iv) the weighted average life to maturity of the Refinancing Term Loans shall be no shorter than the remaining life to termination of the terminated Revolving Facility Commitments, (v) the final maturity of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Facility Commitments and (vi) the other terms applicable to such Refinancing Term Loans (other than provisions relating to upfront fees and interest rates, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans), shall be substantially similar to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to the terminated Revolving Facility Commitments except to the extent such covenants and other terms apply solely to any period after the date specified in clause (a) of the definition of Term Facility Maturity Date.
(j)    The Borrowers may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Amendment, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.
(k)    Notwithstanding anything to the contrary in Section 2.18(c) (which provisions shall not be applicable to clause (l) through (o) of this Section 2.21), the Borrowers may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrowers propose that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that: (i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date prior to the latest Revolving Facility Maturity Date in effect at the time of incurrence; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees and interest rates which shall be as agreed between the Borrowers and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any Letter of Credit Sublimit and Swingline Commitment under such Replacement Revolving Facility which shall be as agreed between the applicable Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the Replacement L/C Issuer and Replacement Swingline Lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially similar to, or less favorable to the Lenders providing such Replacement Revolving Facility Commitments than, those applicable to the then-outstanding Revolving Facility, except to the extent such covenants and other terms apply solely to any period after the date specified in clause (a) of the definition of Term Facility Maturity Date. In addition, the Borrowers may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other Person that would be a permitted Assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied, (ii) the weighted average life to termination of such Replacement Revolving Facility Commitments shall be not shorter than the weighted average life to maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the refinanced Term Loans and (iv) the condition in clause (iv) of the preceding sentence has been satisfied.
(l)    The Borrowers may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Incremental Assumption Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.
(m)    On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Facility Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans and participations in Letters of Credit and Swingline Loans under such Replacement Revolving Facility Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Facility Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Facility Commitments.
(n)    For purposes of this Agreement and the other Loan Documents, (i) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Incremental Term Loan having the terms of such Refinancing Term Loan and (ii) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.21), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (j) or (l) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.
Section 2.22    Defaulting Lender. xxv. Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. i. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.
(A)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.
(B)    With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE III

Representations and Warranties
On the date of each Credit Event as provided in Section 4.01, the Borrowers represent and warrant to each of the Lenders that:
Section 3.01    Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings (prior to a Qualified IPO), the Borrowers and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.
Section 3.02    Authorization. The execution, delivery and performance by Holdings (prior to a Qualified IPO), the Borrowers and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrowers and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by laws of Holdings, the Borrowers or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrowers or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings (prior to a Qualified IPO), the Borrowers or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.
Section 3.03    Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
Section 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.
Section 3.05    Financial Statements. xxvi. The consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrowers and their Subsidiaries as of the close of the fiscal quarter ended December 31, 2011 and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year that fairly presents, in all material respects, the financial position and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).
(a)    The audited consolidated balance sheets of RBS Global and its consolidated subsidiaries as at March 31, 2009, 2010 and 2011, and the audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, reported on by and accompanied by a report from Ernst & Young LLP, copies of which have heretofore been made available to each Lender, present fairly in all material respects the consolidated financial position of RBS Global as at such date and the consolidated results of operations, shareholders’ equity and cash flows of RBS Global for the years then ended.
Section 3.06    No Material Adverse Effect. Since March 31, 2011, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has or would reasonably be expected to have a Material Adverse Effect.
Section 3.07    Title to Properties; Possession Under Leases. xxvii. Each of Holdings (prior to Qualified IPO), the Borrowers and the Subsidiaries has good record and insurable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law.
(a)    Each of the Borrowers and the Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Holdings, the Borrowers and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Each of the Borrowers and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrowers have been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of RBS Global, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).
(c)    As of the Second Restatement Effective Date, none of the Borrowers and the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Second Restatement Effective Date.
(d)    As of the Second Restatement Effective Date, none of Holdings, the Borrowers and their Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.
Section 3.08    Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Second Restatement Effective Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.
(a)    As of the Second Restatement Effective Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of Holdings, the Borrowers or any of the Subsidiaries, except as set forth on Schedule 3.08(b).
Section 3.09    Litigation; Compliance with Laws. xxviii. There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings (prior to a Qualified IPO) or the Borrowers, threatened in writing against or affecting Holdings or the Borrowers or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(a)    None of Holdings (prior to a Qualified IPO), the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10    Federal Reserve Regulations. xxix. None of Holdings (prior to a Qualified IPO), the Borrowers and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(a)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
Section 3.11    Investment Company Act. None of Holdings (prior to a Qualified IPO), the Borrowers and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 3.12    Use of Proceeds. The Borrowers will use the proceeds of the Revolving Facility Loans, Swingline Loans and Letters of Credit solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions). The Borrowers will use the proceeds of the Term Loans to finance the repayment of the Original Tranche B-1 Term B Loans and the Original Tranche B-2 Term Loans, to pay certain fees and expenses related to the Facilities and for general corporate purposes (including without limitation, for Permitted Business Acquisitions).
Section 3.13    Tax Returns. Except as set forth on Schedule 3.13:
(a)    Each of Holdings, the Borrowers and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects;
(b)    Each of Holdings, the Borrowers and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Second Restatement Effective Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrowers or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(c)    Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Second Restatement Effective Date, with respect to each of Holdings, the Borrowers and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.
Section 3.14    No Material Misstatements. xxx. All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Second Restatement Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.
(a)    The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrowers or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Second Restatement Effective Date, and (ii) as of the Second Restatement Effective Date, have not been modified in any material respect by the Borrowers.
Section 3.15    Employee Benefit Plans. xxxi. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrowers, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $40.0 million; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Borrowers, Holdings, the Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan.
(a)    Each of Holdings, the Borrowers and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
Section 3.16    Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Borrowers or any of their Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrowers’ knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrowers or any of their Subsidiaries or their respective properties, (ii) each of the Borrowers and their Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws (“Environmental Permits”) and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such Environmental Permits and with all other applicable Environmental Laws, (iii) to the Borrowers’ knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by the Borrowers or any of their Subsidiaries or their predecessors that would reasonably be expected to give rise to any cost, liability or obligation of the Borrowers or any of their Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled or controlled, disposed, transported to or Released at, on, from, to or under any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrowers or any of their Subsidiaries under any Environmental Laws or Environmental Permits, (iv) there are no agreements in which the Borrowers or any of their Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Second Restatement Effective Date, and (v) there has been no material written environmental assessment or audit conducted since January 1, 2002 (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Borrowers or any of the Subsidiaries of any property currently or, to the Borrowers’ knowledge, formerly owned or leased by the Borrowers or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Second Restatement Effective Date.
Section 3.17    Security Documents. xxxii. The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Permitted Liens and Liens having priority by operation of law).
(a)    When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material domestic Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Second Restatement Effective Date).
(b)    Each Foreign Pledge Agreement, if any, shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent permissible under applicable law. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, the applicable Loan Parties shall have taken all steps necessary (or, subject to Section 5.10(g)(vi), advisable) so that the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof under applicable foreign law, subject to Section 5.10(h), as security for the Obligations, in each case (subject to Section 6.02) prior and superior in right to any other person.
(c)    The Mortgages executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have fully perfected Liens on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Permitted Liens and Liens having priority by operation of law.
(d)    Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable Foreign Pledge Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.
Section 3.18    Location of Real Property and Leased Premises. xxxiii. The Perfection Certificate lists correctly, in all material respects, as of the Second Restatement Effective Date all material Real Property owned by Holdings, the Borrowers and the Subsidiary Loan Parties and the addresses thereof. As of the Second Restatement Effective Date, Holdings, the Borrowers and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them on such Schedules.
(a)    The Perfection Certificate lists correctly in all material respects, as of the Second Restatement Effective Date, all material Real Property leased by Holdings, the Borrowers and the Subsidiary Loan Parties and the addresses thereof. As of the Second Restatement Effective Date, Holdings, the Borrowers and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them on such Schedules.
Section 3.19    Solvency. xxxiv. Immediately after giving effect to the Transactions on the Second Restatement Effective Date, (i) the fair value of the assets of the Borrowers (individually) and Holdings, the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrowers (individually) and Holdings, the Borrowers and their Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrowers (individually) and Holdings, the Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers (individually) and Holdings, the Borrowers and their Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers (individually) and Holdings, the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrowers (individually) and Holdings, the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Second Restatement Effective Date.
(a)    Neither Holdings (prior to a Qualified IPO) nor the Borrowers intends to, and neither Holdings (prior to a Qualified IPO) nor the Borrowers believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.
Section 3.20    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings (prior to a Qualified IPO), the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries or for which any claim may be made against Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings (prior to a Qualified IPO), the Borrowers or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries (or any predecessor) is a party or by which Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries (or any predecessor) is bound.
Section 3.21    Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance (excluding any title insurance) maintained by or on behalf of Holdings, the Borrowers or the Subsidiaries as of the Second Restatement Effective Date. As of such date, such insurance is in full force and effect.
Section 3.22    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 3.23    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.23, (a) the Borrowers and each of their Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrowers, the Borrowers and their Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened.
Section 3.24    Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and under the documentation governing any Permitted Additional Debt constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or any Permitted Additional Debt constituting subordinated Indebtedness.
ARTICLE IV

Conditions of Lending
The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:
Section 4.01    All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:
(a)    The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).
(b)    The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(c)    At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.
(d)    Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
Section 4.02    First Credit Event. On the Second Restatement Effective Date:
(a)    The Administrative Agent (or its counsel) shall have received from each of Holdings, each Borrower, the Issuing Bank and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic means transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a favorable written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special counsel for the Loan Parties (A) dated the Second Restatement Effective Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
(c)    The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Second Restatement Effective Date and certifying:
(i)    a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,
(ii)    a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),
(iii)    that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Second Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,
(iv)    that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Second Restatement Effective Date to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Second Restatement Effective Date,
(v)    as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and
(vi)    as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.
(d)    The Administrative Agent shall have received a completed Perfection Certificate, dated the Second Restatement Effective Date and signed by a Responsible Officer of Holdings and the Borrowers, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.
(e)    The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of the Borrowers confirming the solvency of Borrowers and their Subsidiaries on a consolidated basis after giving effect to the Transactions on the Second Restatement Effective Date.
(f)    The Administrative Agent shall have received insurance certificates (excluding any title insurance policies, which shall be delivered in accordance with Schedule 5.10) satisfying the requirements of Section 5.02 of the Agreement.
(g)    The Agents shall have received all fees payable thereto or to any Lender on or prior to the Second Restatement Effective Date (including pursuant to the Engagement Letter and the Fee Letter through to the Second Restated Effective Date) and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Second Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.
(h)    Except as set forth in Schedule 5.10 (which, for the avoidance of doubt, shall replace clauses (f), (g) and (h) of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Second Restatement Effective Date.
For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Second Restatement Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.
ARTICLE V

Affirmative Covenants
The Borrowers covenant and agree with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrowers will, and will cause each of the Material Subsidiaries to:
Section 5.01    Existence; Business and Properties. xxxv. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrowers, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrowers or a Wholly Owned Subsidiary of the Borrowers in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.
(a)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement), and use the standard of care typical in the industry in the operation and maintenance of its properties.
Section 5.02    Insurance. xxxvi. Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.
(a)    Except as the Administrative Agent may agree, cause all such property and casualty insurance policies with respect to the Mortgaged Properties located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Second Restatement Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Loan Parties under such policies directly to Administrative Agent; cause all such policies to provide that neither the Loan Parties, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect their interests; deliver copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.
(b)    With respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), use commercially reasonable efforts obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.
(c)    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:
(i)    none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrowers, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and
(ii)    the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrowers and the Subsidiaries or the protection of their properties.
Section 5.03    Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings or procedures and (b) Holdings, the Borrowers or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.
Section 5.04    Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(a)    within 90 days (or, if applicable, such shorter period as the SEC shall specify for the filing of annual reports on Form 10 K) after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrowers and their Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and, starting with the fiscal year ending March 31, 2007, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrowers or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrowers of annual reports on Form 10 K of the Borrowers and their consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);
(b)    within 45 days (or, if applicable, such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2006), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrowers and their Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrowers on behalf of the Borrowers as fairly presenting, in all material respects, the financial position and results of operations of the Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrowers of quarterly reports on Form 10-Q of the Borrowers and their consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);
(c)    (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrowers (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal period ending December 31, 2006, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant and set forth the calculation of the Total Net Leverage Ratio as of the end of such quarter, (iii) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrowers shall have used the Cumulative Credit for any purpose during such fiscal period, and (iv) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate (together with all Unrestricted Subsidiaries) do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by the policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);
(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrowers or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;
(e)    within 90 days after the beginning of each fiscal year, a reasonably detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrowers to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;
(f)    upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);
(g)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrowers or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and
(h)    in the event that (i) in respect of the Senior Unsecured Notes or the Senior Subordinated Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrowers, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrowers and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrowers and the Subsidiaries and any direct or indirect parent companies of the Borrowers that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrowers (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrowers and their Subsidiaries with the Financial Performance Covenant) will satisfy the requirements of such paragraphs.
Section 5.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings (prior to a Qualified IPO) or the Borrowers obtains actual knowledge thereof:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrowers or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    any other development specific to Holdings, the Borrowers or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and
(d)    the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.
Section 5.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.
Section 5.07    Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings (prior to a Qualified IPO) or the Borrowers, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings (prior to a Qualified IPO) or the Borrowers to discuss the affairs, finances and condition of Holdings (prior to a Qualified IPO), the Borrowers or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).
Section 5.08    Use of Proceeds. Use the proceeds of the Loans made and the Letters of Credit issued after the Second Restatement Effective Date only as contemplated by Section 3.12.
Section 5.09    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10    Further Assurances; Additional Security. xxxvii. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(a)    If any asset (including any Real Property (other than Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $7.5 million is acquired by Holdings (prior to a Qualified IPO), the Borrowers or any other Loan Party after the Second Restatement Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) will (i) notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property, deliver to Collateral Agent an updated Schedule 1.01B reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.
(b)    Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such Real Property of the Borrowers or any such Subsidiary Loan Parties as are not Mortgaged Property as of the Second Restatement Effective Date, to the extent acquired after the Second Restatement Effective Date, and having a value at the time of the acquisition in excess of $7.5 million within 90 days after such acquisition (or such later date as the Administrative Agent may agree in its reasonable discretion) pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date and modified following the Second Restatement Effective Date, or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens or Liens arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrowers shall deliver, or cause the applicable Subsidiary Loan Party to deliver, to the Collateral Agent contemporaneously therewith a title insurance policy with respect to properties located in the United States and to the extent available on commercially resonable terms with respect to property located outside the United States, and a survey with respect to properties located in the United States and to the extent available on commercially resonable terms with respect to property located outside the United States.
(c)    If any additional direct or indirect Subsidiary of Holdings (prior to a Qualified IPO) or the Borrowers is formed or acquired after the Second Restatement Effective Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within 15 Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree (or, with respect to clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement”, within 90 days after such formation or acquisition or such longer period as the Collateral Agent shall agree), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.
(d)    If any additional Foreign Subsidiary of Holdings is formed or acquired after the Second Restatement Effective Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Loan Party, within 15 Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 50 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree (or, with respect to clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement”, within 90 days after such formation or acquisition or such longer period as the Collateral Agent shall agree), cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.
(e)    (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that the Borrowers shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
(f)    The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Real Property held by the Borrowers or any of their Subsidiaries as a lessee under a lease or that has an individual fair market value in an amount less than $7.5 million, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts, (iv) any Equity Interests acquired after the Second Restatement Effective Date (other than Equity Interests in the Borrowers or, in the case of any person which is a Subsidiary, Equity Interests in such person acquired issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, (v) any assets acquired after the Second Restatement Effective Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) or Section 6.01(r) (if of the type permitted by Section 6.01(i)) that is secured by a Permitted Lien); provided, that, upon the reasonable request of the Collateral Agent, Holdings and the Borrowers shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iv) and (v) above, or (vi) any Subsidiary or asset with respect to which the Administrative Agent determines in its reasonable discretion that the cost of the satisfaction of the Collateral and Guarantee Requirement or the provisions of this Section 5.10 or of any Security Document with respect thereto (including, without limitation, delivery of Foreign Pledge Agreements) is excessive in relation to the value of the security afforded thereby. Notwithstanding anything herein to the contrary, to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as reasonably agreed by Holdings and the Collateral Agent (subject to any applicable laws in the relevant jurisdiction).
(g)    Upon the reasonable request (in each case, taking into account the relative costs (to the Loan Parties) and benefits (to the Secured Parties)) of the Collateral Agent or the Required Lenders, take, or cause to be taken, such action as may be reasonably requested (including, without limitation (i) subject to the above-mentioned cost-benefit analysis, the execution and delivery of pledge or security agreements governed by applicable local law and (ii) the filing of financing statements) in order to perfect (or maintain the perfection of) the security interests (or take any analogous actions under the applicable provisions of local law in order to protect such security interests) in any Equity Interests in any Foreign Subsidiary or other foreign person that is organized under the laws of Germany or The Netherlands owned by Borrowers or a Domestic Subsidiary, in each case to the extent such actions are permitted to be taken under the laws of the applicable jurisdictions. Furthermore, Holdings will, and will cause the other Loan Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure itself with the Loan Parties’ compliance with this Section 5.10(h).
(h)    Complete each of the actions described on Schedule 5.10 as soon as commercially reasonable and by no later than the date set forth in Schedule 5.10 with respect to such action or such later date to which the Collateral Agent may reasonably agree.
(i)    Complete each of the actions described in any Incremental Assumption Agreement establishing a Euro Incremental Facility as soon as commercially reasonable and by no later than the dates set forth therein. For purposes of clarification, in connection with the implementation of any Euro Incremental Facility, the guarantees or security interests (if any) provided by Foreign Subsidiaries to secure such Euro Incremental Facility shall not be required to also secure any Facility borrowed by the Borrowers.
Section 5.11    Rating. Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term B Loans.
Section 5.12    Approval and Authorization; Real Estate Matters. xxxviii. The Lenders hereby approve the forms of First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Collateral Agreement and authorize the Administrative Agent and Collateral Agent (i) to enter into the same on their behalf (in the case of the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement, with such changes thereto as may be reasonably acceptable to the Collateral Agent) and (ii) to perform their duties and obligations and to exercise their rights and remedies thereunder. The Lenders acknowledge that the Collateral Agent will be acting as collateral agent for the holders of the Obligations and the Senior Secured Notes Obligations under the Security Documents, on the terms provided for therein and in the First Lien Intercreditor Agreement and/or the Second Lien Intercreditor Agreement.
(a)    No later than 90 days following each incurrence of Pari Passu Senior Secured Notes, the Borrowers shall deliver or cause to be delivered the following:
(i)    amendments to each Mortgage to which a Loan Party is then party (except to the extent the Administrative Agent determines such amendment is not required) for purposes of providing the benefit of the security interest of such Mortgage for the benefit of the holders of such Pari Passu Senior Secured Notes on substantially the same basis as is provided under the Collateral Agreement (and with such other changes as are reasonably acceptable to the Collateral Agent and the Borrowers);
(ii)    executed legal opinions, in form and substance reasonably satisfactory to the Collateral Agent, with respect to such amended Mortgages;
(iii)    with respect to each amended Mortgage, a date-down and modification endorsement to the policy or policies of title insurance insuring the Lien of such Mortgage, issued by a nationally recognized title insurance company insuring the Lien of each amended Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02 or consented to by the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located having the effect of a valid, issued and binding title insurance policy; and
(iv)    unless otherwise agreed by the Administrative Agent in the case of the first incurrence of Pari Passu Senior Secured Notes (and not any subsequent issuance) with respect to each Mortgaged Property subject to a Mortgage by any Loan Party, (A) a Flood Determination Form, (B) and if the improvement(s) to the Mortgaged Property is located in a special flood hazard area, a Borrower Notice and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the community does not participate in the NFIP and (C) Evidence of Flood Insurance.
ARTICLE VI

Negative Covenants
The Borrowers covenant and agree with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders (or, in the case of Section 6.11, the Majority Lenders in respect of the Revolving Facility, voting as a single Class) shall otherwise consent in writing, the Borrowers will not, and will not permit any of the Material Subsidiaries to:
Section 6.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness existing on the Second Restatement Effective Date (provided that any such Indebtedness in excess of $15.0 million shall be set forth on Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrowers or any Subsidiary);
(b)    Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(c)    Indebtedness of the Borrowers or any Subsidiary pursuant to Swap Agreements permitted by Section 6.12;
(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrowers or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;
(e)    Indebtedness of the Borrowers to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrowers or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrowers to Holdings or any Subsidiary and Indebtedness of any other Loan Party to Holdings or any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the obligor by such bank or other financial institution of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;
(h)    (i) Indebtedness of a Subsidiary acquired after the Second Restatement Effective Date or a person merged into or consolidated with the Borrowers or any Subsidiary after the Second Restatement Effective Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that the aggregate amount of such Indebtedness (together with the aggregate amount of Indebtedness outstanding pursuant to this paragraph (h) and paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03 would not exceed (x) the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable for which financial statements have been delivered pursuant to Section 5.04, plus (y) an amount of Indebtedness for which, after giving effect to such issuance, incurrence or assumption, the Borrowers would be in Ratio Compliance; provided, further (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger or consolidation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrowers shall be in Pro Forma Compliance;
(i)    Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrowers or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of Indebtedness outstanding pursuant to this paragraph (i) and paragraph (h) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed (x) the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, plus (y) any additional amounts, so long as after giving effect to the issuance or incurrence of such Indebtedness the Borrowers are in Ratio Compliance;
(j)    Capital Lease Obligations incurred by the Borrowers or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;
(k)    other Indebtedness of the Borrowers or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;
(l)    Indebtedness of the Borrowers pursuant to (i) the Senior Unsecured Notes in an aggregate principal amount that is not in excess of $1,145.0 million, (ii) the Senior Subordinated Notes in an aggregate principal amount that is not in excess of $300.0 million, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;
(m)    Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Borrowers described in paragraph (1) of this Section 6.01, so long as the Guarantee of the Senior Subordinated Notes or any Permitted Refinancing Indebtedness in respect thereof is subordinated substantially on terms as set forth in the Senior Subordinated Notes Indenture with respect to the Senior Subordinated Notes, (ii) by Holdings, the Borrowers or any Subsidiary Loan Party of any Indebtedness of the Borrowers or any Subsidiary Loan Party permitted to be incurred under this Agreement, (iii) by the Borrowers or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, and (v) by the Borrowers of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by the Borrowers or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to the same extent as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Notes Indenture;
(n)    Indebtedness arising from agreements of the Borrowers or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(o)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of other Indebtedness) in the ordinary course of business;
(p)    Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(q)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(r)    Indebtedness consisting of Permitted Ratio Debt and Permitted Refinancing Indebtedness in respect thereof so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Borrowers are in Ratio Compliance;
(s)    Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate amount not to exceed the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;
(t)    unsecured Indebtedness in respect of obligations of the Borrowers or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;
(u)    Indebtedness representing deferred compensation to employees of the Borrowers or any Subsidiary incurred in the ordinary course of business;
(v)    Indebtedness in connection with Permitted Receivables Financings;
(w)    Indebtedness of the Borrowers and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or one or more of the Lenders and (in each case) established for the Borrowers’ and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents (it being understood, however, that for a period of 30 consecutive days during each fiscal year of the Borrowers the outstanding principal amount of Indebtedness under the Overdraft Line shall not exceed $10.0 million);
(x)    intercompany Indebtedness in connection with the Restructuring Transactions;
(y)    the Senior Secured Notes and Permitted Refinancing Indebtedness in respect thereof (in the case of such Permitted Refinancing Indebtedness, so long as all the requirements of the definition of the term “Senior Secured Notes” other than the requirement in clause (b) thereof) are met);
(z)    Indebtedness meeting all the requirements of the definition of the term “Senior Secured Notes”, other than clause (b) of the definition of such term, in an aggregate principal amount not to exceed the Incremental Amount, and any Permitted Refinancing Indebtedness in respect thereof;
(aa)    Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not in excess of the greater of $150.0 million and 5% of Consolidated Total Assets as of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04;
(bb)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (aa) above.
For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Second Restatement Effective Date, on the Second Restatement Effective Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Second Restatement Effective Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.
Section 6.02    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrowers and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(a)    Liens on property or assets of the Borrowers and the Subsidiaries existing on the Second Restatement Effective Date and set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Second Restatement Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrowers or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;
(b)    any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage; provided, however, in no event shall the holders of the Indebtedness under the Overdraft Line have the right to receive proceeds in respect of a claim in excess of $10.0 million in the aggregate (plus (i) any accrued and unpaid interest in respect of Indebtedness incurred by the Borrowers and the Subsidiaries under the Overdraft Line and (ii) any accrued and unpaid fees and expenses owing by the Borrowers and the Subsidiaries under the Overdraft Line) from the enforcement of any remedies available to the Secured Parties under all of the Loan Documents;
(c)    any Lien on any property or asset of the Borrowers or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrowers or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;
(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;
(e)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrowers or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrowers or any Subsidiary;
(g)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrowers or any Subsidiary;
(i)    Liens securing Indebtedness permitted by Section 6.01(i); provided that such Liens do not apply to any property or assets of the Borrowers or any Subsidiary other than the property or assets acquired with such Indebtedness;
(j)    Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;
(k)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j), provided, that such Liens, to the extent that they secure aggregate amounts of more than $50.0 million, shall be discharged within 60 days of the creation thereof;
(l)    Liens disclosed by the title insurance policies delivered on (with respect to all Mortgages delivered on the Closing Date) or subsequent to the Closing Date and pursuant to Section 5.10 or Schedule 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;
(m)    any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrowers or any Subsidiary in the ordinary course of business;
(n)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrowers or any Subsidiary in the ordinary course of business;
(o)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(p)    Liens securing obligations in respect of trade-related letters of credit and bankers’ acceptances permitted under Section 6.01(f) or (k) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(q)    leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrowers and their Subsidiaries, taken as a whole;
(r)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(s)    Liens solely on any cash earnest money deposits made by the Borrowers or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(t)    (i) Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary permitted under Section 6.01 and (ii) Liens with respect to property or assets of any person securing Indebtedness permitted under Section 6.01(aa);
(u)    other Liens with respect to property or assets of the Borrowers or any Subsidiary; provided that (i) such property and assets constituting Collateral shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $50.0 million at any time, (ii) such property and assets not constituting Collateral shall have an aggregate fair market value (valued at the time of creation of the Liens) of not more than $25.0 million at any time and (iii) if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent an intercreditor agreement in form and substance satisfactory to the Administrative Agent;
(v)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(w)    agreements to subordinate any interest of the Borrowers or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrowers or any of their Subsidiaries pursuant to an agreement entered into in the ordinary course of business;
(x)    Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;
(y)    Liens on Equity Interests in joint ventures securing obligations of such joint venture;
(z)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(aa)    Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;
(bb)    Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;
(cc)    (i) other Liens on assets that are not Collateral and (ii) other Liens of the type referred to in Section 6.02(i) (without regard to the amount limitation set forth therein by reference to Section 6.01(i)) that secure Indebtedness of the type referred to in Section 6.01(i); provided that, after giving effect to any such Lien and the incurrence of any Indebtedness incurred at the time such Lien is created, incurred or permitted to exist , the Borrowers are in Ratio Compliance and at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(dd)    Liens in favor of the Borrowers or any Subsidiary Loan Party;
(ee)    Liens on not more than $10.0 million of deposits securing Swap Agreements permitted to be incurred under Section 6.12;
(ff)    Liens on the Collateral securing obligations of the Borrowers and the Subsidiary Loan Parties in respect of Indebtedness permitted by Section 6.01(y) and (z); and
(gg)    Liens ranking junior to the Liens on the Collateral securing the Obligations; provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien is created, incurred, acquired or assumed (or any prior Indebtedness becomes so secured) the Borrowers shall be in Pro Forma Compliance and (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
Section 6.03    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted xxxix. with respect to property 1. owned by the Borrowers or any Domestic Subsidiary that is acquired after the Second Restatement Effective Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property or 2. owned by any Foreign Subsidiary regardless of when such property was acquired, and xl. with respect to any property owned by the Borrowers or any Domestic Subsidiary, 1. if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Section 6.01(h) and (i) and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed the greater of $75.0 million and 4% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 5.04 and 2. if such Sale and Lease-Back Transaction is of property owned by the Borrowers or any Domestic Subsidiary as of the Second Restatement Effective Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b).
Section 6.04    Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:
(a)    [Reserved];
(b)    (i) Investments by the Borrowers or any Subsidiary in the Equity Interests of the Borrowers or any Subsidiary; (ii) intercompany loans from the Borrowers or any Subsidiary to the Borrowers or any Subsidiary; and (iii) Guarantees by the Borrowers or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrowers or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Second Restatement Effective Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made after the Second Restatement Effective Date to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Second Restatement Effective Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to (x) the greater of (1) $200.0 million and (2) 7.0% of Consolidated Total Assets (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 6.04(b)(y), such election to be specified in a written notice of a Responsible Officer of the Borrowers calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided further, that the limitations in this paragraph shall not apply to any Investment entered into at a time when the Borrowers are in Ratio Compliance; provided, still further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;
(c)    Permitted Investments and Investments that were Permitted Investments when made;
(d)    Investments arising out of the receipt by the Borrowers or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;
(e)    loans and advances to officers, directors, employees or consultants of the Borrowers or any Subsidiary (i) in the ordinary course of business not to exceed $15.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of Holdings) solely to the extent that the amount of such loans and advances shall be contributed to the Borrowers in cash as common equity;
(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)    Swap Agreements permitted pursuant to Section 6.12;
(h)    Investments existing on, or contractually committed as of, the Second Restatement Effective Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing on the Second Restatement Effective Date;
(i)    Investments resulting from pledges and deposits under Sections 6.02(f), (g), (r), (s), (u) and (ee);
(j)    other Investments by the Borrowers or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed 3. the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 plus 4. the portion, if any, of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrowers calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;
(k)    Investments constituting Permitted Business Acquisitions;
(l)    intercompany loans between Foreign Subsidiaries and Guarantees by Foreign Subsidiaries permitted by Section 6.01(m);
(m)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrowers as a result of a foreclosure by the Borrowers or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(n)    Investments of a Subsidiary acquired after the Second Restatement Effective Date or of a person merged into any Borrower or merged into or consolidated with a Subsidiary after the Second Restatement Effective Date, in each case, (i) to the extent permitted under this Section 6.04, (ii) in the case of acquisition, any merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(o)    acquisitions by the Borrowers of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrowers or their Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrowers or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(p)    Guarantees by the Borrowers or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrowers or any Subsidiary in the ordinary course of business;
(q)    Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);
(r)    Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrowers or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined on an arm’s-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $10.0 million and (ii) in respect of each such contribution, a Responsible Officer of the Borrowers shall certify, in a form to be agreed upon by the Borrowers and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the fair market value of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;
(s)    Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;
(t)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(u)    Investments in Foreign Subsidiaries not to exceed $20.0 million in the aggregate, as valued at the fair market value of such Investment at the time such Investment is made;
(v)    Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);
(w)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrowers or such Subsidiary;
(x)    Investments by Borrowers and their Subsidiaries, including loans to any direct or indirect parent of the Borrowers, if the Borrowers or any other Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 6.06 for all purposes of this Agreement);
(y)    Investments arising as a result of Permitted Receivables Financings;
(z)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;
(aa)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;
(bb)    Investments received substantially contemporaneously in exchange for Equity Interests of the Borrowers; provided that such Investments are not included in any determination of the Cumulative Credit;
(cc)    Investments in joint ventures in an aggregate amount not to exceed the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04;
(dd)    [reserved];
(ee)    intercompany Investments in connection with the Restructuring Transactions; and
(ff)    Investments in a Similar Business in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (x) the greater of $150.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (ff)) plus (y) the Cumulative Credit; provided that if any Investment pursuant to this paragraph (ff) is made in any person that is not a Subsidiary of the Borrowers at the date of the making of such Investment and such person becomes a Subsidiary of the Borrowers after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (ff) for so long as such person continues to be a Subsidiary of the Borrower;
The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrowers, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.
Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrowers or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:
(a)    (i) the purchase and sale of inventory in the ordinary course of business by the Borrowers or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrowers or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrowers or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;
(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Subsidiary into any Borrower in a transaction in which such Borrower is the survivor, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrowers or the Subsidiary Loan Parties receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrowers) if the Borrowers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging Subsidiary was a Loan Party and which together with each of their Subsidiaries shall have complied with the requirements of Section 5.10;
(c)    sales, transfers, leases or other dispositions to the Borrowers or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07 and shall be included in Section 6.05(g);
(d)    Sale and Lease-Back Transactions permitted by Section 6.03;
(e)    Investments permitted by Section 6.04 and Permitted Liens, Dividends permitted by Section 6.06;
(f)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;
(g)    sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this clause (g) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrowers, the greater of (x) $200.0 million and (y) 7% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 after giving effect to the sale, transfer, lease or other disposition in reliance upon this paragraph (g) (provided that this clause (i) shall not apply to any transaction entered into at a time when the Borrowers are in Ratio Compliance), (ii) no Default or Event of Default exists or would result therefrom, (iii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including non-cash proceeds) in excess of $10.0 million, immediately after giving effect thereto, the Borrowers shall be in Pro Forma Compliance, and (iv) the Net Proceeds thereof are applied in accordance with Section 2.11(b);
(h)    Permitted Business Acquisitions (including any merger or consolidation in order to effect a Permitted Business Acquisition); provided, that following any such merger or consolidation (i) involving any Borrower, such Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;
(i)    leases, licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property) of any real or personal property in the ordinary course of business;
(j)    sales, leases or other dispositions of inventory of the Borrowers and their Subsidiaries determined by the management of the Borrowers to be no longer useful or necessary in the operation of the business of the Borrowers or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(b);
(k)    acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”;
(l)    the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;
(m)    any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $5.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrowers with respect to such fair market value and (iii) in the event of a swap with a fair market value in excess of $15.0 million, such exchange shall have been approved by at least a majority of the board of directors of Holdings or the Borrowers; provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (m) shall not exceed, in any fiscal year of the Borrowers, the greater of $150.0 million and 5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, (B) no Default or Event of Default exists or would result therefrom, (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, the Borrowers shall be in Pro Forma Compliance, and (D) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b);
(n)    sale of assets comprising all or a portion of the Industrial Chain Business or Equity Interests in persons the only assets of which at the time of such sale comprise all or a portion of the Industrial Chain Business;
(o)    the Honeywell Receivables Transaction; and
(p)    the Restructuring Transactions.
Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value, (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $5.0 million or to other transactions involving assets with a fair market value of not more than the greater of $35.0 million and 3% of Consolidated Total Assets in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of clause (iii), (a) the amount of any secured Indebtedness of the Borrowers or any Subsidiary of the Borrowers or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Borrowers’ or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash and (b) any notes or other obligations or other securities or assets received by the Borrowers or such Subsidiary from the transferee that are converted by the Borrowers or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) shall be deemed to be cash.
Section 6.06    Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:
(a)    any Subsidiary of the Borrowers may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrowers or to any Wholly Owned Subsidiary of the Borrowers (or, in the case of non-Wholly Owned Subsidiaries, to the Borrowers or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrowers or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not a Borrower or a Subsidiary is permitted under Section 6.04);
(b)    the Borrowers may declare and pay dividends or make other distributions to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of Equity Interests of Holdings or any direct or indirect parent of Holdings whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrowers, (iv) payments permitted by Section 6.07(b), (v) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated tax returns for the relevant jurisdiction of Holdings (or any Parent Entity) attributable to Holdings, the Borrowers or their Subsidiaries and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such dividends and distributions shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrowers and their Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrowers);
(c)    the Borrowers may declare and pay dividends or make other distributions to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, the Borrowers or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $15.0 million (plus the amount of net proceeds contributed to the Borrowers that were (x) received by Holdings and any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrowers or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year;
(d)    any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(e)    the Borrowers may pay dividends to Holdings in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrowers elect to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrowers calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect thereto, that the Borrowers and their Subsidiaries shall be in Pro Forma Compliance with the Total Senior Secured Bank Leverage Ratio covenant set forth in Section 6.11;
(f)    [Reserved];
(g)    the Borrowers may pay dividends or distributions to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person; and
(h)    after a Qualified IPO, the Borrowers may pay dividends and make distributions to, or repurchase or redeem shares from, their equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrowers from any public offering of Equity Interests of RBS Global or any direct or indirect parent of the RBS Global.
Section 6.07    Transactions with Affiliates. xli. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interest of Holdings (prior to a Qualified IPO) or the Borrowers, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrowers or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.
(a)    The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,
(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of Holdings (prior to a Qualified IPO) or of the Borrowers,
(ii)    loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrowers or any of the Subsidiaries in accordance with Section 6.04(e),
(iii)    transactions among the Borrowers or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction,
(iv)    the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrowers and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrowers and their Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrowers and assets incidental to the ownership of the Borrowers and their Subsidiaries)),
(v)    subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, transactions pursuant to the Loan Documents and permitted agreements in existence on the Second Restatement Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,
(vi)    (A) any employment agreements entered into by the Borrowers or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)    dividends, redemptions and repurchases permitted under Section 6.06, including payments to Holdings (and any Parent Entity),
(viii)    any purchase by Holdings of the Equity Interests of the Borrowers; provided, that any Equity Interests of the Borrowers purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement,
(ix)    payments by the Borrowers or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of the Borrowers, or a majority of disinterested members of the board of directors of the Borrowers, in good faith,
(x)    transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,
(xi)    any transaction in respect of which the Borrowers delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrowers from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrowers qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrowers or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,
(xii)    subject to paragraph (xiv) below, the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by Senior Unsecured Notes Offering Memorandum and the Senior Subordinated Notes Offering Memorandum, including fees to the Fund or any Fund Affiliate,
(xiii)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,
(xiv)    any agreement to pay, and the payment of, monitoring, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $2.5 million and 1.5% of EBITDA, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A)(1) above originally), plus (B) 1.5% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services, plus (C) [Reserved], plus (D) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates; provided, that if any such payment pursuant to clause (D) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,
(xv)    the issuance, sale, transfer of Equity Interests of Borrowers to Holdings and capital contributions by Holdings to Borrowers,
(xvi)    [Reserved],
(xvii)    payments by Holdings (and any Parent Entity), the Borrowers and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent Entity), the Borrowers and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, or
(xviii)    transactions pursuant to any Permitted Receivables Financing.
(xix)    payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the board of directors of the Borrowers in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;
(xx)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrowers or the Subsidiaries;
(xxi)    transactions between the Borrowers or any of the Subsidiaries and any person, a director of which is also a director of the Borrowers or any direct or indirect parent company of the Borrowers, provided, however, that (A) such director abstains from voting as a director of the Borrowers or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrowers for any reason other than such director’s acting in such capacity;
(xxii)    transactions permitted by, and complying with, the provisions of Section 6.05;
(xxiii)    intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrowers) for the purpose of improving the consolidated tax efficiency of the Borrowers and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein; and
(xxiv)    the Restructuring Transactions.
Section 6.08    Business of the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Second Restatement Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financing.
Section 6.09    Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.
xlii.  Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrowers or any of the Subsidiaries.
(a)    1. Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under the Senior Subordinated Notes or any Permitted Additional Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any preferred Equity Interests or any Disqualified Stock (collectively, “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings permitted by Section 6.01(l) or (r), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrowers by Holdings from the issuance, sale or exchange by Holdings (or any direct or indirect parent of Holdings) of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of Holdings or any of its direct or indirect parents; and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrowers would be in Pro Forma Compliance with the Total Senior Secured Bank Leverage Ratio covenant set forth in Section 6.11, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the sum of (x) $10.0 million and (y) the portion, if any, of the Cumulative Credit on the date of such payment or distribution that the Borrowers elect to apply to this Section 6.09(b)(i), such election to be specified in a written notice of a Responsible Officer of the Borrowers calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; or
(i)    Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, any Permitted Receivables Document, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.
(b)    Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrowers or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrowers or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(A)    restrictions imposed by applicable law;
(B)    contractual encumbrances or restrictions in effect on the Second Restatement Effective Date under Indebtedness existing on the Second Restatement Effective Date and set forth on Schedule 6.01, the Senior Unsecured Notes, the Senior Subordinated Notes, the Senior Secured Notes (so long as such restrictions are no more restrictive than the analogous provisions of this Agreement) or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;
(C)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(F)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;
(G)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(H)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(I)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;
(J)    customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;
(K)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrowers has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations;
(L)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;
(M)    restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrowers that is not a Subsidiary Loan Party;
(N)    customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(O)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or
(P)    restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary.
Section 6.10    [Reserved].
Section 6.11    Total Senior Secured Bank Leverage Ratio. With respect to the Revolving Facility only, permit the Total Senior Secured Bank Leverage Ratio on the last day of any fiscal quarter when the Revolving Facility Credit Exposure outstanding exceeds $0 as of such day, to exceed 5.00 to 1.0.
Section 6.12    Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrowers or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of the Borrowers or any Subsidiary and (d) Swap Agreements entered into in order to swap currency in connection with funding the business of the Borrowers and their Subsidiaries in the ordinary course of business.
Section 6.13    No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Senior Subordinated Notes Indenture or any indenture governing any Permitted Additional Debt that is subordinated to the Obligations or any Permitted Refinancing thereof or of the Senior Subordinated Notes other than (a) the Obligations under this Agreement and the other Loan Documents, (b) the Senior Unsecured Notes and (c) the Senior Secured Notes.
Section 6.14    Fiscal Year; Accounting. In the case of the Borrowers, permit their fiscal year to end on any date other than March 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.
ARTICLE VII    ARTICLE VIA

Holdings Negative Covenants
Holdings (prior to a Qualified IPO) covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e) or (k)) on any of the Equity Interests issued by the Borrowers other than the Liens created under the Loan Documents, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge with any other person, and (c) Holdings shall at all times own directly 100% of the Equity Interests of RBS Global and shall not sell, transfer or otherwise dispose of any Equity Interests in RBS Global.
ARTICLE VIII

Events of Default
Section 8.01    Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):
(a)    any representation or warranty made or deemed made by Holdings, any Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(d)    default shall be made in the due observance or performance by Holdings, any Borrower of any covenant, condition or agreement contained in Sections 2.05(c), 5.01(a), 5.05(a) or 5.08 or in Article VI (provided that Section 6.11 shall apply with respect to the Revolving Facility only) or Article VIA;
(e)    default shall be made in the due observance or performance by Holdings, any Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrowers;
(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided, that any breach of the Financial Performance Covenant with respect to the Revolving Facility, shall not, by itself, constitute an Event of Default under the Term Facility, unless such breach shall continue unremedied for a period of 45 days after notice thereof from the Administrative Agent to the Borrowers; or (ii) Holdings (prior to a Qualified IPO), any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
(g)    there shall have occurred a Change in Control;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings (prior to a Qualified IPO), any Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (prior to a Qualified IPO), any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings (prior to a Qualified IPO), any Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary shall 2. voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, 3. consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, 4. apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings (prior to a Qualified IPO), any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary, 5. file an answer admitting the material allegations of a petition filed against it in any such proceeding, 6. make a general assignment for the benefit of creditors or 7. become unable or admit in writing its inability or fail generally to pay its debts as they become due;
(j)    the failure by Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $20.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary to enforce any such judgment;
(k)    (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;
(l)    8. any Loan Document shall for any reason be asserted in writing by Holdings (prior to a Qualified IPO), any Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, 9. any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings (prior to a Qualified IPO), the Borrowers and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or 10. the Guarantees pursuant to the Security Documents by Holdings (prior to a Qualified IPO), the Borrowers or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings (prior to a Qualified IPO) or any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;
(m)    11. the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the Senior Subordinated Notes Indenture and under the documentation governing any Permitted Additional Debt constituting subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect of the Senior Subordinated Notes or any Permitted Additional Debt constituting subordinated Indebtedness, or 12. the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, any Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or
(n)    13. so long as any Pari Passu Senior Secured Notes are outstanding, the First Lien Intercreditor Agreement and 14. so long as any other Senior Secured Notes secured by a Lien on any Collateral are outstanding, the Second Lien Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same results directly from the action or inaction of the Administrative Agent;
then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to any Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.02    Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.
Section 8.03    Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fail (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c),
(a)    Borrowers, Holdings and any of their respective Subsidiaries shall have the right to issue Junior Capital for cash or otherwise receive cash contributions to the capital of such entities, and, in each case, to directly or indirectly apply such proceeds (the “Revolving Facility Reduction Amount”), including via the cash collateralization of outstanding Letters of Credit in the manner set forth in Section 2.05(j), to reduce the Revolving Facility Credit Exposure to $0, and upon the application of such proceeds, the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for this purposes of the Agreement; and
(b)    Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrowers (collectively, the “Cure Right”), and upon the receipt by the Borrowers of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (ii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant. If, after giving effect to the adjustments in this paragraph (b), the Borrowers shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for this purposes of the Agreement.
ARTICLE IX

The Agents
Section 9.01    Appointment. xliii. Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
(a)    In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.
(b)    Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Swap Agreements) irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.08 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) and (j). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.
(c)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
Section 9.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrowers or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 8.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.
Section 9.03    Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 9.06    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
Section 9.07    Indemnification. The Lenders agree to indemnify each Agent and each Issuing Bank in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Exposure), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
Section 9.08    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
Section 9.09    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. A resignation as referred to in this Section 8.09 shall not affect the rights of the Collateral Agent pursuant to the Parallel Debt and the German Parallel Debt and the Collateral Agent shall continue to hold such rights until the effective assignment thereof by the Collateral Agent to a successor agent. The Collateral Agent will reasonably cooperate in assigning its rights under the Parallel Debt and the German Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under the Security Documents to such successor agent.
Section 9.10    Arrangers. The Arrangers shall not have any duties or responsibilities hereunder in its capacity as such.
Section 9.11    Certain German Matters. In relation to the German Security Documents the following additional provisions shall apply:  (a) the Collateral Agent shall hold and administer any German Security that is security assigned (Sicherungseigentum/ Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht akzessorische Sicherheit) to it as trustee (Treuhänder) for the benefit of the Secured Parties; and administer any German Security that is pledged (Verpfändung) or otherwise transferred to a Secured Party under an accessory security right (akzessorische Sicherheit) as agent, (b) each of the Secured Parties hereby authorizes the Collateral Agent (whether or not by or through employees or agents): (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent by the German Security Documents together with such powers and discretions as are reasonably incidental thereto; (ii) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Documents; and (iii) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory right made to such Secured Party in relation to the Loan Documents, (c) the Collateral Agent shall be exempted from the restrictions of Section 181 of the German Civil Code, and (d) none of the Secured Parties shall have any independent power to enforce any of the German Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the German Security Documents or otherwise have direct recourse to the security constituted by any of the German Security Documents except through the Collateral Agent.
Section 9.12    Parallel Debt (the Netherlands). xliv.  For the purpose of creating a valid Lien under applicable Dutch law, each of the Loan Parties irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by a Loan Party to any Secured Party under or pursuant to the Obligations, as and when those amounts are due.
(a)    All parties hereto acknowledge that the obligations of a Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of such Loan Party to any Secured Party under or pursuant to the Obligations (“Corresponding Debt”) nor shall the amounts for which such Loan Party is liable under paragraph (a) (“Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that: (i) the Parallel Debt of a Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged, (ii) the Corresponding Debt of a Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged and (iii) the amount of the Parallel Debt of a Loan Party shall at all times be equal to the amount of its Corresponding Debt.For the purpose of this Section 8.12, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any Secured Party, and its claims in respect of the Parallel Debt shall not be held on trust. Any Lien granted under the Security Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of that Parallel Debt and shall not be held on trust.
(b)    For the avoidance of doubt, the Parallel Debt of a Loan Party will become due and payable at the same time the Corresponding Debt of a Loan Party becomes due and payable.
Section 9.13    German Parallel Debt (Germany). xlv.  For the purpose of creating a valid Lien under applicable German law, each of the Loan Parties irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the Collateral Agent amounts equal to any amounts owing from time to time by a Loan Party to any Secured Party under or pursuant to the Obligations, as and when those amounts are due.
(a)    All parties hereto acknowledge that the obligations of a Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of such Loan Party to any Secured Party under or pursuant to the Obligations (“German Corresponding Debt”) nor shall the amounts for which such Loan Party is liable under paragraph (a) (“German Parallel Debt”) be limited or affected in any way by its German Corresponding Debt provided that: (i) the German Parallel Debt of a Loan Party shall be decreased to the extent that its German Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged, (ii) the German Corresponding Debt of a Loan Party shall be decreased to the extent that its German Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged and (iii) the amount of the German Parallel Debt of a Loan Party shall at all times be equal to the amount of its German Corresponding Debt.
(b)    For the purpose of this Section 8.13, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any Secured Party, and its claims in respect of the German Parallel Debt shall not be held on trust. Any Lien granted under the Security Documents to the Collateral Agent to secure a German Parallel Debt is granted to the Collateral Agent in its capacity as creditor of that German Parallel Debt and shall not be held on trust.
(c)    All monies received or recovered by the Collateral Agent pursuant to this Section 8.13, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Lien granted to secure the German Parallel Debt, shall be applied in accordance with Section 2.18 of this Agreement.
(d)    Without limiting or affecting the Collateral Agent’s rights against a Loan Party (whether under this Section 8.13 or under any other provision of the Loan Documents), the Borrowers acknowledge that (i) nothing in this Section 8.13 shall impose any obligation on the Collateral Agent to advance any sum to a Loan Party or otherwise under or pursuant to the Obligations, except in its capacity as Lender and (ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as Lender.
(e)    For the avoidance of doubt, the German Parallel Debt of a Loan Party will become due and payable at the same time the German Corresponding Debt of a Loan Party becomes due and payable.
ARTICLE X

Miscellaneous
Section 10.01    Notices; Communications. xlvi. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.
(c)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).
(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(e)    Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.18) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 10.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.
Section 10.03    Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.
Section 10.04    Successors and Assigns. xlvii. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that 1. the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and 2. no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    3. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrowers; provided, that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person;
(B)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund or an Affiliate of the Borrower made in accordance with Section 9.04(i) or Section 9.22; and
(C)    the Issuing Bank and the Swingline Lender; provided, that no consent of the Issuing Bank and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Term Loans and (y) $5.0 million in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrowers and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrowers shall be required if an Event of Default under Sections 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)    the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $2,500 (which fee may be waived or reduced in the discretion of the Administrative Agent);
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms; and
(D)    the Assignee shall not be the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries except in accordance with Section 9.04(i) or Section 9.22.
For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any entity previously identified in that certain letter dated as of the Closing Date from the Borrowers to the Administrative Agent.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to such assignment required by paragraph (b) of this Section and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).
(b)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: 4. such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its applicable Commitment, and the outstanding balances of its Term Loans and Revolving Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, 5. except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrowers or any Subsidiary or the performance or observance by Holdings, the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; 6. the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; 7. the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; 8. the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; 9. the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and 10. the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)    11. Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi)of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent. Each of Holdings, the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
(g)    If the Borrowers wish to replace the Loans or Commitments under any Facility with ones having different terms, they shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to 12. require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and 13. amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(h)    Notwithstanding anything to the contrary in Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), the Borrowers may purchase by way of assignment and become Assignees with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (“Permitted Loan Purchases”); provided that (A) any such purchase occurs pursuant to Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent; provided that the Borrower shall be entitled to make open market purchases of the Term Loans without complying with such Dutch auction procedures so long as the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased in open market purchases from the Second Restatement Effective Date does not exceed the Permitted Loan Purchases Amount, (B) for the avoidance of doubt, no Revolving Facility Commitments or Revolving Facility Loans may be purchased by the Borrower, (C) no Permitted Loan Purchases shall be made from the proceeds of any Revolving Facility Loans, (D) no Default or Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (E) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j) and (F) in connection with any such Permitted Loan Purchase, the Borrowers and such Lender that is the Assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to Assignments under this Section 9.04.
(i)    Each Permitted Loan Purchase shall, for purposes of this Agreement (including, without limitation, Section 2.08(b)) be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrowers shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans (and in the case of Revolving Facility Loans, a permanent reduction in Revolving Facility Commitments).
Section 10.05    Expenses; Indemnity. xlviii. The Borrowers agree to pay 1. all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and 2. all out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).
(a)    The Borrowers agree to indemnify the Administrative Agent, the Agents, the Arrangers, the Joint Bookrunners, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated costs of in house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of 3. the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, 4. the use of the proceeds of the Loans or the use of any Letter of Credit or 5. any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrowers or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Arranger, any Joint Bookrunner, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim, cost or liability related in any way to Environmental Laws and Holdings, the Borrowers or any of their Subsidiaries or their respective predecessors, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property currently or formerly owned, operated or leased by the Borrowers or any of their Subsidiaries or their respective predecessors, or any other location where wastes generated by the Borrowers or any of their Subsidiaries or their respective predecessors were disposed; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrowers or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(b)    Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.
(c)    To the fullest extent permitted by applicable law, Holdings and the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.
Section 10.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings (prior to a Qualified IPO), the Borrowers or any Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO) or the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.
Section 10.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 10.08    Waivers; Amendment. xlix. No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrowers or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.
(a)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO), the Borrowers and the Required Lenders (or, in respect of any waiver, amendment or modification of Section 6.11, the Majority Lenders in respect of the Revolving Facility rather than the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall
(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c); provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),
(ii)    increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),
(iii)    extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,
(iv)    amend the provisions of Section 5.02 of the Collateral Agreement, or any analogous provision of any other Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,
(v)    amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Second Restatement Effective Date),
(vi)    release all or substantially all the Collateral or release any of Holdings (prior to a Qualified IPO), the Borrowers or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;
(vii)    effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lender participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);
provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.
(b)    Without the consent of the Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.
(c)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(d)    Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments in a manner consistent with Section 2.21, including, with respect to Other Incremental Revolving Loans or Other Incremental Term Loans, as may be necessary to establish such Incremental Term Loan Commimtents or Revolving Facility Loans as a separate Class or tranche from the existing Term Loan Commitments or Incremental Revolving Facility Commitments.
Section 10.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.
Section 10.10    No Liability of the Issuing Bank. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: l. the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; li. the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; lii. payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or liii. any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by
1. such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or 2. such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
Section 10.11    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 10.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 10.13    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.
Section 10.15    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 10.16    Jurisdiction; Consent to Service of Process. liv. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.
(a)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 10.17    Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrowers and any Subsidiary furnished to it by or on behalf of Holdings, the Borrowers or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.17 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrowers or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.17), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.17), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.17) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.17).
Section 10.18    Platform; Borrowers Materials. The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrowers Materials”) by posting the Borrowers Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrowers Materials that may be distributed to the Public Lenders and that (i) all such Borrowers Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrowers Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrowers Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws, (iii) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Section 10.19    Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrowers and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefore has been made) are paid in full and all Letters of Credit and Commitments are terminated. In addition, immediately prior to the consummation of a Qualified IPO, the Guarantee incurred by Holdings of the Obligations shall automatically terminate. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.
Section 10.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other person who may be entitled thereto under applicable law).
Section 10.21    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.
Section 10.22    Affiliate Lenders.
(a)    Each Lender who is an Affiliate of the Borrowers, excluding Holdings, the Borrowers and their Subsidiaries, (each, an “Affiliate Lender”; it being understood that neither Holdings, the Borrowers, nor any of their Subsidiaries may be Affiliate Lenders), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clauses (i), (ii) or (iii) of the first proviso of Section 9.08(b), such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Subject to clause (c) below, each Borrower and each Affiliate Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against the Borrowers, the Borrowers shall seek (and each Affiliate Lender shall consent) to designate the vote of any Affiliate Lender and the vote of any Affiliate Lender with respect to any plan of reorganization of the Borrowers or any Affiliate of the Borrowers shall not be counted. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).
(b)    Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (b) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives, or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, (d) own more than 25% of the aggregate principal amount of outstanding Term Loans or (e) purchase Revolving Facility Loans or Revolving Facility Commitments. It shall be a condition precedent to each assignment to an Affiliated Lender that such Lender shall have represented in the applicable Assignment and Assumption Agreement, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliated Lender and that the aggregate amount of Term Loans held by it giving effect to such assignments shall not exceed the amount permitted by clause (d) of the preceding sentence.
Section 10.23    Effect of Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the First Restated Credit Agreement from and after the Second Restatement Effective Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the First Restated Credit Agreement as of the Second Restatement Effective Date. The parties hereto acknowledge and agree that (a)  the liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties as in effect prior to the Second Restatement Effective Date are in all respects continuing and in full force and effect with respect to all Obligations and (b) all references in the other Loan Documents to the Credit Agreement shall be deemed to refer without further amendment to this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.
RBS GLOBAL, INC.

By:	Name: Title:
CHASE ACQUISITION I, INC.

By:	Name: Title:
REXNORD LLC

By:	Name: Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent and as a Lender

By:	Name: Title:

By:	Name: Title:

SCHEDULE 1.01(E)

1.	Share Pledge Agreement (Geschaeftsanteilsverpfaendung) among RBS Acquisition Corporation, as Pledgor, and Credit Suisse AG, as Collateral Agent, Administrative Agent and Pledgee

2.	Confirmation and Transfer of Contract among Rexnord LLC, RBS Acquisition Corporation, Rexnord FlatTop Holdings B.V., Rexnord Finance B.V. and Credit Suisse AG

3.	Opinion of Hengeler Mueller

4.	Opinion of Nauta Dutilh

SCHEUDLE 2.21(B)
[FORM OF] CAM PROVISIONS
Certain Definitions
“CAM” shall mean the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under [Article X].
“CAM Dollar Lender” shall mean any Lender that has made or holds no [Euro Term Loans] and has no Revolving Credit Commitment.
“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in [Section 10.01].
“CAM Exchange Date” shall mean the date on which (a) any event referred to in Section 7.01(h) or (i) shall occur or (b) an acceleration of the maturity of the Loans pursuant to Section 7.01 shall occur.
“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender and such Lender’s participation in the aggregate Revolving L/C Exposure immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders and the aggregate Revolving L/C Exposure immediately prior to such CAM Exchange Date. For purposes of computing each Lender’s CAM Percentage, all Specified Obligations and Revolving L/C Exposure that are not denominated in Dollars shall be translated into Dollars at the Spot Rate in effect on the CAM Exchange Date.
“Specified Obligations” shall mean Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.
CAM Provisions
[Section 10.01] Implementation of CAM. lv. On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated, (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 9.04 be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party in respect of each such Facility), such Lender shall hold an interest in every one of the Facilities (including the Specified Obligations of each Loan Party in respect of each such Facility and each L/C Reserve Account established pursuant to [Section 10.02] below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof and (iii) simultaneously with the deemed exchange of interests pursuant to clause (ii) above, in the case of any CAM Dollar Lender that has prior to the date thereof notified the Administrative Agent and the Borrowers in writing that it has elected to have this clause (iii) apply to it, the interests in the Loans to be received by such CAM Dollar Lender in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Spot Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to such CAM Dollar Lender in respect of such Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder; provided, that such CAM Exchange will not affect the aggregate amount of the Obligations of the Borrowers and the Euro Borrower to the Lenders under the Loan Documents.  Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility.  Each Loan Party agrees from time to time to execute and deliver to the Administrative Agent all promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of new promissory notes evidencing its interests in the Facilities; provided, however, that the failure of any Loan Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(a)    As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by the Administrative Agent pursuant to any Loan Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.
[Section 10.02] Letters of Credit. lvi. In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount of L/C Disbursement has not yet been reimbursed, each Lender holding a participation in such Letter of Credit shall, before giving effect to the CAM Exchange, promptly pay over to the Administrative Agent, in immediately available funds, an amount equal to such Lender’s Revolving Credit Percentage (as notified to such Lender by the Administrative Agent), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) the portion of any unreimbursed L/C Disbursement owed by it, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a Revolving Credit Loan that is an ABR Loan in a principal amount equal to such amount. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the Revolving L/C Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of the Borrowers or the Euro Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.
(b)    In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the L/C Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05 (but not of the Borrowers and the Euro Borrower under Section 2.05).  In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this [Section 10.02], the Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to [Section 10.01]. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.
(c)    In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the L/C Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.
(d)    With the prior written approval of the Administrative Agent and the Issuing Bank, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank on demand, its CAM Percentage of such drawing.
(e)    Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

SCHEDULE 5.10

2.
Notwithstanding anything in this Agreement to the contrary, within 90 days following the Second Restatement Effective Date (or such longer period as approved by the Administrative Agent in its reasonable discretion), the Collateral Agent shall have received, with respect to each Mortgaged Property below, (a) counterparts of an amendment to the existing Mortgage, duly executed, in form and substance reasonably satisfactory to the Collateral Agent (as may be required by the Collateral Agent) (b) a policy or marked up unconditional binder of title insurance, as applicable, or a date-down and modification endorsement, if available, paid for by the Borrowers, issued by a nationally recognized title insurance company insuring the Lien of the amended Mortgage with respect to such Mortgaged Property as a valid first Lien on such Mortgaged Property, free of any other Liens except Permitted Liens, in an amount reasonably acceptable to the Collateral Agent with respect to such Mortgaged Property together with such customary endorsements (excluding zoning endorsements and zoning compliance letters), coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where such Mortgaged Property is located; and (c) evidence of the insurance required by the terms of each Mortgage to be entered into with respect to each Mortgaged Property below; all of which shall otherwise comply with the applicable requirements of the Collateral and Guarantee Requirement:

a.	2400 Curtiss Street & 2324 Curtiss Street, Downers Grove, Illinois

b.	634 Glenn Avenue, Wheeling, Illinois

c.	7601 Rockville Road, Indianapolis, Indiana

d.	1272 Dakota Drive, Grafton, Wisconsin

e.	3001 West Canal Street, Milwaukee, Wisconsin

f.	4701 West Greenfield Avenue, Milwaukee, Wisconsin

g.	1747 Commerce Way, Paso Robles, California

h.	5900 Elwin Buchanan Drive, Sanford, North Carolina

i.	116 State Highway 11 East, Commerce, Texas

j.	2121 Interstate 20, Abilene, Texas

k.	46 Mill Street, Orange, Massachusetts

3.	Within 30 days following the Second Restatement Effective Date (or such longer period as the Collateral Agent may agree), the Collateral Agent shall have received the following:

a.	stock certificate no. 6, issued in the name of Zurn Industries LLC, for 65 shares of Zurn Asia Holdings Ltd., along with a stock power executed in blank;

b.	stock certificate no. 5, issued in the name of Zurn Industries LLC, for 65 shares of Zurn Europe Limited, along with a stock power executed in blank; and

c.	stock certificate no. 8-A, issued in the name of Rexnord-Zurn Holdings, Inc., for 65 shares of Zurn Industries Limited, along with a stock power executed in blank.

EXHIBIT H
FORM OF PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE
Reference is made to the Second Amended and Restated Credit Agreement, dated as of March [  ], 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CHASE ACQUISITION I, INC., a Delaware corporation (“Holdings”), RBS GLOBAL, INC., a Delaware limited liability company (“RBS Global”), REXNORD LLC, a Delaware limited liability company (f/k/a Rexnord Corporation) (“Rexnord” and, together with RBS Global, the “Borrowers”), the lenders from time to time party thereto, CREDIT SUISSE AG, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) and the other agents and arrangers party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Borrower or Fund Affiliate identified on Schedule 1 hereto as “Assignee” (the “Assignee”) agree as follows:
1.The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) and pursuant to the terms and conditions set forth in the Credit Agreement for Permitted Loan Purchases (including, without limitation, Section 9.04(i) and 9.04(j) thereof), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Facilities. To the extent the Assignor has retained any interest in the Assigned Facility and holds a Note evidencing such interest, the Assignor hereby requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Permitted Loan Purchase Assignment and Acceptance and has taken all action necessary to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transaction contemplated hereby; (b) represents and warrants that it satisfied the requirements, if any, specified in the Credit Agreement that are required to be satisfied in order to make a Permitted Loan Purchase of the Assigned Interest and (c) represents and warrants that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings, the Borrowers, its Subsidiaries or their respective securities that (A) has not been disclosed to the Assignors (other than because such Assignor does not wish to receive material non-public information with respect to the Holdings, the Borrower or its Subsidiaries) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, Assignor’s decision to assign the Assigned Facilities to the Assignee.
4.    The effective date of this Permitted Loan Purchase Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Permitted Loan Purchase Assignment and Acceptance, the Assigned Interest shall be deemed to be automatically and immediately (contributed to the Borrowers, if applicable, and) cancelled and extinguished. The Administrative Agent shall update the Register, effective as of the Effective Date, to record such event as if it were a prepayment of such Assigned Interest pursuant to Section 9.04(j) of the Credit Agreement.
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to the Effective Date. No payments in respect of the Assigned Interest (which shall be deemed to have been cancelled and extinguished as of the Effective Date) shall be due to the Assignor or the Assignee from and after the Effective Date.
6.    As of the Effective Date, the Assignor shall, to the extent provided in this Permitted Loan Purchase Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
7.    This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by electronic means shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance.
8.    This Permitted Loan Purchase Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Permitted Loan Purchase Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

[NAME OF ASSIGNOR] By: Name: Title:	RBS GLOBAL, INC. By: Name: Title:
CHASE ACQUISITION I, INC. By: Name: Title:
REXNORD LLC By: Name: Title:

Accepted and Consented To:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:	Name: Title:

By:	Name: Title: